                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                   American Express Company
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5) Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     .......................................................

     (2) Form, Schedule or Registration Statement No.:


     .......................................................

     (3) Filing Party:


     .......................................................

     (4) Date Filed:


     .......................................................

[AMERICAN EXPRESS LOGO]   AMERICAN EXPRESS COMPANY
                          90 HUDSON STREET
                          JERSEY CITY, NEW JERSEY 07302

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS

DATE................  Monday, April 22, 2002, at 10:00 a.m. Eastern Time

PLACE...............  The Stanley H. Kaplan Penthouse
                      Samuel B. and David Rose Building at
                      Lincoln Center for the Performing Arts
                      165 West 65th Street, 10th floor
                      New York, New York 10023
                      (located on the north side of West 65th Street
                      between Amsterdam Avenue and Broadway)

ITEMS OF BUSINESS...  (1) To elect Directors.

                      (2) To ratify our selection of Ernst & Young LLP as
                          our independent auditors for 2002.

                      (3) To consider and vote upon a proposal to approve
                          an amendment to our 1998 Incentive Compensation
                          Plan to authorize an additional 65 million common shares for issuance, and to permit the Company to continue the deduction for tax purposes of certain compensation under the Plan.

                      (4) To vote on a shareholder proposal relating to
                          rotating the location of our annual shareholders meeting, which our Board of Directors opposes.

                      (5) To transact such other business that may
                          properly come before the meeting.

RECORD DATE.........  You can vote if you are a shareholder of record on
                      February 28, 2002.

                                    /s/ STEPHEN P. NORMAN

                                        STEPHEN P. NORMAN
                                                Secretary

March 11, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Information.........................................    1
Voting Information..........................................    1
Board and Committee Governance..............................    3
    Report of the Audit Committee...........................    4
Compensation of Directors...................................    6
Ownership of Our Common Shares..............................    8
Item 1 -- Election of Directors.............................   10
Item 2 -- Selection of Auditors.............................   11
Item 3 -- Proposal Relating to the Company's 1998 Incentive
  Compensation Plan.........................................   12
Item 4 -- Shareholder Proposal..............................   17
Executive Compensation......................................   18
    Compensation Committee Report on Executive
      Compensation..........................................   18
Certain Transactions........................................   32
Directors and Officers Liability Insurance..................   33
Requirements, Including Deadlines, for Submission of Proxy
Proposals, Nomination of Directors and Other Business of
Shareholders................................................   33
Exhibit A -- Audit Committee Charter........................   35
Exhibit B -- 1998 Incentive Compensation Plan...............   37

[AMERICAN EXPRESS LOGO]  AMERICAN EXPRESS COMPANY
                         90 HUDSON STREET
                         JERSEY CITY, NEW JERSEY 07302

                                                                  March 11, 2002

                                PROXY STATEMENT

                              GENERAL INFORMATION
--------------------------------------------------------------------------------

    We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2002 Annual Meeting of Shareholders and for any adjournment or postponement of the meeting. In this Proxy Statement, we refer to American Express Company as "the Company," "we" or "us."

    We are holding the Annual Meeting at 10:00 a.m. Eastern Time, on Monday, April 22, 2002, and invite you to attend in person. If you need special assistance at the Meeting because of a disability, please call Stephen P. Norman, our Corporate Secretary, at (201) 209-5692.

    The Company has arranged for live audio of the 2002 Annual Meeting to be accessible to the general public on the American Express website at http://ir.americanexpress.com. A replay of the Meeting's audio webcast will also be available at the same website address beginning on the same day.

    We intend to mail this Proxy Statement and proxy card to shareholders starting on or about March 13, 2002.

                               VOTING INFORMATION
--------------------------------------------------------------------------------

RECORD DATE

    You may vote all shares that you owned as of February 28, 2002, which is the record date for the Annual Meeting. On February 28, 2002, we had 1,339,295,663 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

OWNERSHIP OF SHARES

    You may own common shares either (1) directly in your name as the shareholder of record, which includes shares purchased through our Shareholder's Stock Purchase Plan (Purchase Plan) and restricted share awards (RSAs) issued under our long-term incentive plans for employees or (2) indirectly through a broker, bank or other holder of record, which includes shares in the American Express Stock Fund of our Incentive Savings Plan (ISP), the Employee Stock Ownership Plan of Amex Canada, Inc., and the AEFA Stock Purchase Program.

    If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, give your voting instructions by telephone or vote in person at the Meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in "street name," and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

HOW TO VOTE

    YOUR VOTE IS IMPORTANT. We encourage you to vote promptly. You may vote in one of the following ways:

    BY TELEPHONE. If you are located in the U.S., you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day through 4:00 p.m. Eastern Time, Friday, April 19, 2002. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

    BY INTERNET. You can also vote your shares by the Internet. Your proxy card indicates the website you may access for Internet voting. You may vote by the Internet 24 hours a day through 4:00 p.m. Eastern Time, Friday, April 19, 2002. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you are an owner in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur costs such as telephone and Internet access charges if you vote by the Internet.

    BY MAIL. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

    AT THE ANNUAL MEETING. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

    All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as our Board of Directors recommends.

    REVOCATION OF PROXIES. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary,
(2) submit a later-dated proxy (or voting instructions if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

SHARES HELD UNDER PLANS

    If you participate in the Purchase Plan, your proxy card shows the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the ISP, the Employee Stock Ownership Plan of Amex Canada, Inc., or the AEFA Stock Purchase Program, your proxy card may include shares that the plan has credited to your account. To allow sufficient time for the ISP trustee to vote, the trustee must receive your voting instructions by Tuesday, April 16, 2002. If the ISP trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from other ISP participants. If the trustees for the Employee Stock Ownership Plan of Amex Canada, Inc., or the AEFA Stock Purchase Program do not receive your instructions by that date, they will not vote your shares.

CONFIDENTIAL VOTING

    We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, except if we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

QUORUM AND REQUIRED VOTE

    QUORUM. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

    VOTES REQUIRED FOR PROPOSALS. To elect directors and adopt the other proposals, the following proportion of votes is required:

     -- To elect the Directors, a plurality of the votes cast.

     -- To ratify the selection of our auditors, to approve the amendment to the 1998 Incentive Compensation Plan and to adopt the shareholder proposal, the affirmative vote of a majority of the votes cast.

    ROUTINE AND NON-ROUTINE PROPOSALS. New York Stock Exchange rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

    The New York Stock Exchange has informed us that the election of directors, ratification of the selection of our auditors and the authorization to increase the shares available for issuance under the 1998 Incentive Compensation Plan and to permit the Company to continue to deduct for tax purposes certain compensation under the Plan are routine items. The Exchange has also informed us that the shareholder proposal is not a routine item.

    HOW WE COUNT VOTES. In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

    In counting votes on the proposals:

      -- We do not count abstentions or broker non-votes as votes cast for the election of Directors, but we do count votes withheld for one or more nominees as votes cast.

      -- We do not count abstentions as votes cast on our proposal to ratify the selection of auditors or the amendment to the 1998 Incentive Compensation Plan or the shareholder proposal. We also do not count broker non-votes as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

    In accordance with notices we previously sent to street-name shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone our Secretary, Stephen P. Norman, at
(201) 209-5692 or write to him at 90 Hudson Street, Jersey City, New Jersey 07302. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Secretary in the same manner.

COST OF PROXY SOLICITATION

    We will pay the expenses of soliciting proxies. Our Directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $17,500 plus expenses for these services.

                         BOARD AND COMMITTEE GOVERNANCE
--------------------------------------------------------------------------------

    Our business is managed under the direction of the Board of Directors. Except for Mr. Chenault, none of our Board members is employed by the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Committee on Directors to non-employee Directors. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

    During 2001, the Board of Directors met nine times. The Board has five committees. All our Directors attended 75 percent or more of the meetings of the Board and Board committees on which they served in 2001. Ms. Greenough will not be standing for reelection in accordance with the Board's retirement policy.

    This table lists our committees, the Directors who currently serve on them and the number of committee meetings held in 2001.

                         MEMBERSHIP ON BOARD COMMITTEES

-------------------------------------------------------------------------------------------------------
                                                                 COMMITTEE
                                                  COMPENSATION       ON                      PUBLIC
NAME                                      AUDIT   AND BENEFITS   DIRECTORS   EXECUTIVE   RESPONSIBILITY
-------------------------------------------------------------------------------------------------------
Mr. Akerson                                 C                        M           M
-------------------------------------------------------------------------------------------------------
Mr. Artzt                                   M
-------------------------------------------------------------------------------------------------------
Ms. Barshefsky                                                                                  M
-------------------------------------------------------------------------------------------------------
Mr. Bowen                                   M                                    M              C
-------------------------------------------------------------------------------------------------------
Mr. Chenault                                                                     C
-------------------------------------------------------------------------------------------------------
Mr. Dolan                                               M
-------------------------------------------------------------------------------------------------------
Ms. Greenough                                           M                                       M
-------------------------------------------------------------------------------------------------------
Mr. Johnson                                 M                        M
-------------------------------------------------------------------------------------------------------
Mr. Jordan                                                           C           M              M
-------------------------------------------------------------------------------------------------------
Mr. Leschly                                             C                                       M
-------------------------------------------------------------------------------------------------------
Mr. McGinn                                  M           M            M
-------------------------------------------------------------------------------------------------------
Mr. Popoff                                              M                                       M
-------------------------------------------------------------------------------------------------------
2001 Meetings                               7           6            3           0              2
-------------------------------------------------------------------------------------------------------
C = Chair
M = Member

    AUDIT COMMITTEE. All members of the Audit Committee are independent directors as defined in the listing standards of The New York Stock Exchange. The Board of Directors has approved a written charter governing the Committee, a copy of which is attached to this proxy statement as Exhibit A. The functions of the Committee are described in this charter and in the following Report of the Audit Committee.

                         REPORT OF THE AUDIT COMMITTEE

    The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

    In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditor's provision of non-audit services to the Company is compatible with maintaining the auditor's independence.

    The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. These meetings without management present are held at least once each year.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements be included in the Company's 2001 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE
                                          Daniel F. Akerson, Chairman
                                          Edwin L. Artzt
                                          William G. Bowen
                                          F. Ross Johnson
                                          Richard A. McGinn

    COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee has overall responsibility for our executive officer and other compensation and benefit programs. The Committee may hire and consult with independent advisors. The Committee also:

     -- approves the compensation of certain key employees and makes recommendations to the Board as required;

     -- evaluates the performance of the Chief Executive Officer;

     -- reviews senior management development programs and appraises senior management performance;

     -- approves material changes to our incentive compensation and benefit plans and policies; and

     -- carries out the Board's responsibilities under our pension, savings and welfare benefit plans and appoints management employees to serve on the committees that are responsible for the administration of these plans and the management of plan assets.

    COMMITTEE ON DIRECTORS. The Committee on Directors considers and makes recommendations to the Board concerning board composition and performance. The
Committee:

     -- recommends individuals for election to the Board and the duties and membership of Board Committees;

     -- advises the Board on the factors it should consider in selecting
        Directors;

     -- advises the Board on compensation we pay to our outside Directors and retirement policies we apply to Board members;

     -- recommends ways for the Board to evaluate its performance and approves procedures for training and orientation of new Board members; and

     -- considers candidates for election to the Board that shareholders recommend in accordance with the requirements we provide on pages 33-34.

    EXECUTIVE COMMITTEE. The Executive Committee may meet instead of the full Board if the Board needs to take action on a significant matter but is unable to convene a full meeting on short notice.

    PUBLIC RESPONSIBILITY COMMITTEE. The Public Responsibility Committee reviews our practices that affect the communities we work in or the public interest in general. For example, the Committee considers our consumer policies, legislation affecting the Company, our charitable giving programs, the ways we create employment opportunities for minorities and women, and how we safeguard confidential information about our customers.

                           COMPENSATION OF DIRECTORS
--------------------------------------------------------------------------------

FEES AND EXPENSES

    In 2001, we paid each non-employee Director compensation for Board service as follows:

     -- an annual retainer of $64,000, which we reduce by $16,000 if the Director does not attend at least 75 percent of our Board meetings and meetings of the committees on which the Director serves;

     -- an annual retainer of $10,000 for a Director who is a committee chairperson; and

     -- reimbursement of customary expenses for attending Board, committee and shareholder meetings.

    We do not pay Directors who are also our employees any additional compensation for serving as a Director.

STOCK PLANS

    We have two stock-related plans for our non-employee Directors that link a portion of their compensation to our share price performance. These plans are the Directors' Stock Option Plan and the Directors' Stock Plan.

    DIRECTORS' STOCK OPTION PLAN. We make an annual 3,000-share stock option grant to each non-employee Director on the date of the Annual Meeting of Shareholders. In 2001 we made this grant to each of the nine non-employee Directors elected on April 23, 2001, eight of whom are also current nominees. The 2001 grant has these features:

     -- The exercise price is $40.63 per share, which was the market price of our common shares on the date we made the grant.

     -- Directors may exercise the option for up to ten years.

     -- Directors may exercise one-third of the grant after one year, two-thirds after two years and the full grant after three years.

     -- Directors may transfer the option to family members so long as the Director remains responsible for the payment of taxes when the transferee exercises the option.

    DIRECTORS' STOCK PLAN. We make an annual grant of 600 common shares to each non-employee Director for service in the prior year. In two instances we will grant fewer than 600 shares: (1) we will grant 450 shares to any Director who attends less than 75 percent of all Board and committee meetings in the prior year and (2) we will grant 300 shares to any Director who joined the Board after July 1 of the prior year. In 2002 we granted 600 common shares to each of nine Directors and 300 shares to each of two Directors who were elected to the Board after July 1, 2001.

DEFERRED COMPENSATION PLAN

    Non-employee Directors may elect to defer the receipt of their cash compensation until a later date. Participating Directors may invest their deferred amounts in two ways: (1) in a cash account that we value based on a schedule linked to our return on equity or (2) in a common share equivalent account that we value according to the performance of our common shares, including reinvested dividends. Five Directors currently participate in the plan. On page 8 we show the number of common share equivalent units we have credited thus far to the Directors who invest in the stock account.

RETIREMENT BENEFITS

    We offer no retirement benefits to non-employee Directors who were elected after March 31, 1996. However, we pay a retirement benefit to Directors who
(1) began their Board service on or before March 31, 1996, (2) have served on our Board for at least five years and (3) have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. We will not make payments past a Director's death. We may provide retirement benefits to Directors who do not qualify under this plan, but have never done so and have no plans to change this practice. Six of the current Directors are eligible to receive retirement benefits.

INSURANCE

    We provide our non-employee Directors with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Directors may purchase $50,000 of additional group term life insurance. In 2001 six current Directors purchased this additional insurance.

DIRECTORS' CHARITABLE AWARD PROGRAM

    One way we promote charitable giving is through our Directors' Charitable Award Program. Under this program we purchase life insurance on the lives of participating Directors and advisors to the Board. We will receive a $1,000,000 benefit upon the death of a Director and $500,000 upon the death of an advisor. We expect to donate one-half of the benefit to the American Express Foundation for charitable purposes and one-half directly to the charitable organization that the Director or advisor recommends. The program does not provide any financial benefit to Directors or advisors and we bear only nominal cost in running it. In addition, our donation of the death benefits to the Foundation helps meet the Foundation's funding needs.

OTHER ARRANGEMENTS

    Mr. Jordan is of counsel to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Ms. Barshefsky is a partner of the law firm of Wilmer, Cutler & Pickering. These firms provided legal services to us in 2001 and they are providing services to us in 2002 at customary rates.

                         OWNERSHIP OF OUR COMMON SHARES
--------------------------------------------------------------------------------

    This table shows how many American Express common shares certain individuals and entities beneficially owned on February 28, 2002. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares;
(2) our current Directors; (3) the five executive officers named in the compensation table on page 23 and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below. The table also shows the number of common share equivalent units we have credited to Directors under the Deferred Compensation Plan.

                                             NUMBER OF SHARES    RIGHT TO    COMMON SHARE   PERCENT OF
NAME                                          OWNED(4)(5)(6)    ACQUIRE(7)   EQUIVALENTS     CLASS(%)
----                                         ----------------   ----------   ------------   ----------
Warren Buffett,
  Berkshire Hathaway Inc.
  and subsidiaries
  1440 Kiewit Plaza
  Omaha, NE 68131..........................    151,610,700(1)          --           --        11.32%
Edward C. Johnson 3d,
  Abigail P. Johnson and
  FMR Corp.
  82 Devonshire Street
  Boston, MA 02109.........................     73,375,661(2)          --           --         5.48%
Davis Selected Advisers L.P.
  2949 East Elvira Road, Suite 101
  Tucson, AZ 85706.........................     68,371,934(3)          --           --         5.11%
Daniel F. Akerson..........................         39,049         12,000       18,406           --
Edwin L. Artzt.............................         29,089         12,300           --           --
Charlene Barshefsky........................          1,966              0           --           --
William G. Bowen...........................         37,369         15,000           --           --
Kenneth I. Chenault........................      1,021,062      1,700,694           --         0.20%
James M. Cracchiolo........................        181,386        456,272           --         0.05%
Gary L. Crittenden.........................         80,228              0           --         0.01%
Peter R. Dolan.............................          3,301              0          525           --
Beverly Sills Greenough....................         22,680         18,000           --           --
F. Ross Johnson............................         65,616         24,840           --         0.01%
Vernon E. Jordan, Jr.......................         31,734         18,000       42,928           --
Alfred F. Kelly, Jr........................        150,325        332,808           --         0.04%
Jan Leschly................................         73,550         12,000           --         0.01%
Jonathan S. Linen..........................        583,444      1,209,062           --         0.13%
Richard A. McGinn..........................          4,973          6,000           --           --
Frank P. Popoff............................         32,134         12,003        3,774           --
All current Directors and executive
  officers (23 individuals)................      3,518,274(8)   7,171,637       65,633         0.80%

---------
(1) Based on information Berkshire Hathaway Inc. (Berkshire) provided to us as of December 31, 2001. Of the shares listed in the table, National Indemnity Company beneficially owns 120,255,879 shares. National Indemnity is a subsidiary of Berkshire. Mr. Buffett, Berkshire and the subsidiaries of Berkshire share voting and investment power over the shares. Mr. Buffett, his spouse and a trust for which Mr. Buffett is trustee own 33.5% of the equity of Berkshire. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

    In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire's investment in our company will always be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of

    Directors' recommendation in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2) Based on information contained in a report on Schedule 13G that FMR Corp.
    (FMR) filed with the SEC. The Schedule contains this information as of December 31, 2001 about beneficial ownership:

     -- FMR, Mr. Johnson and Ms. Johnson had sole power to dispose of 73,375,661 shares, FMR has sole voting power over 5,543,712 shares, Mr. Johnson had sole voting and investment power over 29,779 shares and Ms. Johnson had sole voting and investment power over 650 shares.

     -- Fidelity Management & Research Company beneficially owned 67,301,869 shares, Fidelity Management Trust Company beneficially owned 3,520,560 shares, and Strategic Advisers, Inc. beneficially owned 151,204 shares. These entities are subsidiaries of FMR.

     -- Fidelity International Limited (FIL) beneficially owned 2,371,599 shares. Mr. Johnson and members of his family control FMR. A partnership controlled by Mr. Johnson and members of his family own approximately 39.89% of the voting stock of FIL and Mr. Johnson is Chairman of FMR and FIL. FMR, which filed the Schedule 13G as if all of the shares are beneficially owned by FMR and FIL on a joint basis, may be considered to be a beneficial owner of the shares owned by FIL. FMR disclaims beneficial ownership of the shares FIL beneficially owns.

(3) Based on information contained in a report on Schedule 13G that Davis Selected Advisers L.P. filed with the SEC, which contained information as of December 31, 2001.

(4) This column includes shares held in employee benefit plan accounts on February 28, 2002 as follows:

                                                               NUMBER OF SHARES
NAME                                                           IN PLAN ACCOUNTS
----                                                           ----------------
K.I. Chenault...............................................        16,303
J.M. Cracchiolo.............................................         4,445
G.L. Crittenden.............................................            28
A.F. Kelly, Jr. ............................................         4,184
J.S. Linen..................................................        44,072
All current Directors and
  executive officers........................................        80,822

   This column also includes the following share amounts held in grantor retained annuity trusts: 49,046 shares held by Mr. Chenault for the benefit of his children, and 33,473 held by Mr. Linen for the benefit of his children.

(5) Certain individuals in the table have disclaimed beneficial ownership of shares. This table does not include these shares, which are held as follows:

     -- Mr. Chenault and his wife are each 1% general partners of a limited partnership that owns 40,764 shares for the benefit of their children.

     -- Mr. Chenault's wife owns 46,780 shares on her own behalf or as trustee or custodian for their children.

     -- All current Directors and executive officers disclaim beneficial ownership over a total of 88,654 shares.

(6) Certain executive officers hold restricted shares which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2006. The individuals in the table hold the following number of restricted shares:

                                                                  NUMBER OF
NAME                                                          RESTRICTED SHARES
----                                                          -----------------
K.I. Chenault...............................................        324,667
J.M. Cracchiolo.............................................        117,500
G.L. Crittenden.............................................         80,200
A.F. Kelly, Jr..............................................        117,500
All executive officers......................................      1,335,567

(7) These are shares that may be acquired by exercising stock options.

(8) On February 28, 2002, our 23 Directors and executive officers beneficially owned 10,689,911 shares, or about 0.80% of our outstanding shares. No individual in the table beneficially owned more than 1% of our outstanding shares.

                        ITEM 1 -- ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

    Our Board of Directors currently has 12 members. Each member, except for Ms. Greenough, is standing for reelection, to hold office until the next Annual Meeting of Shareholders. If during the year a Director resigns or retires, the Board of Directors, with input from the Committee on Directors, may elect another Director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board's desire to add fresh perspectives or expertise.

    The Board has appointed Gary L. Crittenden, Stephen P. Norman and Louise M. Parent as the proxy committee who will vote your shares on your behalf. Their names appear on the proxy card. These individuals intend to vote for the election of each of the eleven nominees unless you indicate on the proxy card or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS
DIRECTORS.                               ---

    We describe below the principal occupation (within brackets) and other information about our nominees.

DANIEL F. AKERSON                      Director since 1995                Age 53

[Chairman and Chief Executive Officer, XO Communications, Inc.], a company that provides high-quality broad-band communications services to businesses over local and long-haul fiber optic facilities, September 1999 to present. Chairman and Chief Executive Officer, Nextel Communications, Inc., March 1996 to August 1999. Director, AOL Time Warner, Inc.

EDWIN L. ARTZT                         Director since 1994                Age 71

[Retired Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company], a worldwide consumer products company, September 1999 to present. Chairman of the Executive Committee, 1995 to September 1999, Chairman of the Board and Chief Executive, 1990 to 1995. Chairman of the Board, Spalding Holdings Corp. Director, Delta Air Lines, Inc., Evenflo Co. and the LPGA. Member, The Business Council.

CHARLENE BARSHEFSKY                    Director since 2001                Age 51

[Senior International Partner, Wilmer, Cutler & Pickering], attorneys, Washington D.C., 2001 to present; United States Trade Representative and Member of the President's Cabinet, 1996 to 2001. Director, Estee Lauder, Inc. and Starwood Hotels & Resorts Worldwide, Inc. Member, Policy Advisory Board, Intel Corporation.

WILLIAM G. BOWEN                       Director since 1988                Age 68

[President, The Andrew W. Mellon Foundation], a not-for-profit corporation engaged in philanthropy, 1988 to present. Former President, Princeton University. Director, Merck, Inc. Member, Board of Overseers, TIAA-CREF. Chairman, JSTOR.

KENNETH I. CHENAULT                    Director since 1997                Age 50

[Chairman and Chief Executive Officer, American Express Company], April 2001 to present. Chief Executive Officer, January 2001 to April 2001. President and Chief Operating Officer, February 1997 to January 2001. Vice Chairman, January 1995 to February 1997. Director, American Express Bank, Ltd., International Business Machines Corporation, the National Collegiate Athletic Association Foundation. Trustee, Mount Sinai NYU Medical Center and Health System. Member, Dean's Advisory Board of Harvard Law School and Council on Foreign Relations.

PETER R. DOLAN                         Director since 2001                Age 46

[Chairman and Chief Executive Officer, Bristol-Myers Squibb Company], a pharmaceutical and health care products company, September 2001 to present. President and Chief Executive Officer, May 2001 to September 2001, President, January 2000 to May 2001, Senior Vice President for Strategy and Organizational Group Effectiveness, 1998 to January 2000, President of the Pharmaceutical Group -- Europe and Worldwide Consumer Medicine, 1997 to 1998. Trustee, Tufts University. Member of the Board of Managers, New York Botanical Garden.

F. ROSS JOHNSON                        Director since 1986                Age 70

[Chairman and Chief Executive Officer, RJM Group], a management advisory and investment firm, 1989 to present. Director, Power Corporation of Canada. Former Chairman, Economic Club of New York. Retired Chairman, RJR/Nabisco, Inc.

VERNON E. JORDAN, JR.                  Director since 1977                Age 66

[Senior Managing Director, Lazard Freres & Co. LLC], an investment banking firm, January 2000 to present. Of counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., attorneys, Washington, D.C. and Dallas, Texas, January 2000 to present and Senior Partner, 1982 to 1999. Director, America Online Latin America, Inc., Callaway Golf Company, Inc., Clear Channel Inc., Dow Jones & Company, Inc., J.C. Penney Company Inc., Revlon Group, Inc., Sara Lee Corporation and Xerox Corporation. Trustee, Howard University.

JAN LESCHLY                            Director since 1997                Age 61

[Chairman and Chief Executive Officer, Care Capital LLC], a private equity firm, May 2000 to present. Chief Executive and Director, SmithKline Beecham, a company that develops and markets pharmaceuticals and over-the-counter medicines, 1994 to May 2000. Director, Viacom, Inc. and The Maersk Group. Chairman, International Tennis Hall of Fame. Member, Advisory Board of Daimler Chrysler. Member, Emory University Business School Dean's Advisory Council and The Business Council.

RICHARD A. MCGINN                      Director since 1998                Age 55

[Partner, RRE Ventures], an investment advisory and venture capital firm, August 2001 to present; Chairman and Chief Executive Officer, Lucent Technologies, Inc., 1996 to October 2000.

FRANK P. POPOFF                        Director since 1990                Age 66

[Former Chairman and Chief Executive Officer, The Dow Chemical Company], a company that produces chemicals and chemical products, December 2000 to present; Chairman of the Board, 1995 to November 2000; Chief Executive Officer, 1987 to 1995. Director, Qwest Communications International Inc., United Technologies Corp., Chemical Financial Corporation, Shin-Etsu Chemical Co. Ltd. and Michigan Molecular Institute. Director Emeritus, Indiana University Foundation. Member, American Chemical Society and The Business Council.

                        ITEM 2 -- SELECTION OF AUDITORS
--------------------------------------------------------------------------------

    The Board of Directors has appointed Ernst & Young LLP as our independent auditors for 2002. We are asking shareholders to ratify the Board's selection. Ernst & Young LLP or a predecessor firm has served as our independent auditors since 1975. Ernst & Young LLP follows a policy of rotating the partner in charge of the Company's audit every seven years. Other partners and non-partner personnel are rotated on a periodic basis.

    In the event the shareholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year.

    One or more representatives of Ernst & Young will be present at the shareholders' meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

AUDIT FEES

    The aggregate fees billed or to be billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $7.25 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Ernst & Young did not render any services to the Company in 2001 for financial information systems design and implementation.

ALL OTHER FEES

    The aggregate fees billed by Ernst & Young for services rendered to the Company during 2001, other than the services described above under "Audit Fees," were $13.87 million. These fees consisted of $10.12 million for audit-related services, principally services performed in connection with statutory or regulatory audits, services relating to business acquisitions and dispositions and accounting consultations; $3.64 million for tax preparation and advisory services; and $103,000 for other advisory services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION:
                                         ---
        RESOLVED, that the appointment by the Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 2002 is ratified and approved.

                         ITEM 3 -- PROPOSAL RELATING TO
                 THE COMPANY'S 1998 INCENTIVE COMPENSATION PLAN
--------------------------------------------------------------------------------

    In April 1998 the Company's shareholders approved the 1998 Incentive Compensation Plan (the 1998 Plan) and authorized 158.9 million shares for issuance under it. As of February 28, 2002, approximately 9.6 million shares remained available for issuance in connection with future grants.

    On January 28, 2002 the Board of Directors amended the 1998 Plan, subject to shareholder approval, to authorize 65 million additional shares for future awards. These additional shares represent approximately 4.9% of the Company's outstanding common shares as of the date of this Proxy Statement. The Board of Directors believes that this additional share reserve is necessary to continue to provide competitive long-term incentive awards to key employees, which are linked to the creation of shareholder value.

    The Board also approved performance criteria and limits for certain award grants and payouts under the 1998 Plan subject to shareholder approval. These provisions are unchanged from 1998, except for the 3-for-1 stock split adjustment in 2000, and are intended to meet the technical requirements of the Million Dollar Cap rules under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the Code), regarding the deductibility of compensation paid to the Company's covered executives that is in excess of $1 million per year. These provisions will enable the Company to continue to deduct for tax purposes certain compensation paid to the Company's chief executive officer (CEO) and the four highest compensated executives other than the CEO who are named in the proxy statement (the covered executives). The provisions are not intended to result in compensation above the level that would otherwise be provided.

    The full text of the 1998 Plan, with the proposed amendment, is attached to this Proxy Statement as Exhibit B. The principal features of the 1998 Plan and the proposed amendment are described below, but such description is qualified in its entirety by reference to the text. The amendment will not become effective unless shareholder approval is obtained, and the 1998 Plan's Million Dollar Cap provisions will no longer remain effective after April 27, 2003 unless shareholder approval is obtained.

    As part of its previously announced share repurchase program, the Company currently intends to continue its practice of minimizing the dilutive effect of the 1998 Plan and other stock-based programs through the acquisition of shares to offset share issuances. Since January 1, 1998, the Company has purchased
124.5 million common shares. Management is currently authorized to purchase an additional 63 million common shares. The Company suspended its share repurchase program in the second half of 2001 and does not anticipate engaging in any share repurchases for approximately the first half of 2002.

1998 PLAN DESCRIPTION

    The primary objective of the 1998 Plan is to promote shareholder value by providing appropriate incentives to employees and certain other individuals who perform services for the Company and its affiliates.

    The 1998 Plan is administered by the Compensation and Benefits Committee of the Board of Directors (the Committee), which consists exclusively of non-employee directors. The 1998 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, performance grants and awards providing benefits similar to the foregoing awards which are designed to meet the requirements of non-U.S. jurisdictions (Awards). Certain Awards under the 1998 Plan may be paid in cash, common shares, other Company securities (such as debentures, preferred stock or convertible securities) or other property as determined by the Committee. The Committee has exclusive discretion to select the participants who will receive Awards and to determine the type, size and terms of each Award; however, non-employee directors are not eligible to receive Awards. The Committee will also make all other determinations that it decides are necessary or desirable in the interpretation and administration of the 1998 Plan. The Committee may delegate its authority to appropriate officers under the 1998 Plan in accordance with guidelines established by the Committee.

AWARDS UNDER THE 1998 PLAN

    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. A stock option (Option), which may be a non-qualified or an incentive stock option, is the right to purchase a specified number of common shares at a price (Option Price) fixed by the Committee. The Option Price paid to the Company may be no less than the fair market value of the underlying common shares on the date of grant. As a consequence, Options benefit the participant only when a rising stock price benefits all common shareholders. The Company may not decrease the exercise price of an outstanding Option without shareholder approval, other than to make equitable adjustments (e.g., for stock splits) under the anti-dilution provisions of the 1998 Plan described below under "Other Provisions."

    Options will generally expire not later than ten years after the date on which they are granted. Options must have a vesting period of at least six months (subject to exceptions for death, disability, retirement and corporate transactions such as a change in control of the Company or a divestiture (each, a Defined Event)) and otherwise become exercisable at such times and in such installments as the Committee shall determine. Payment of the Option Price must be made in such form determined by the Committee, including (i) cash, (ii) by tendering to the Company common shares having a fair market value equal to the Option Price, (iii) if permitted by the Committee, authorizing a third party to sell an appropriate number of shares acquired upon exercise of an Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any related tax withholding obligations or (iv) a combination of these methods of payment.

    A stock appreciation right (SAR) may be granted alone or in tandem with Options or other Awards. Upon exercise of an SAR, the holder must surrender the SAR and surrender unexercised any related Option or other Award. At that time the holder will receive, at the election of the Committee, cash, common shares, other securities issued by the Company or other consideration equal in value to (or, in the discretion of the Committee, less than) the difference between the exercise price or Option Price per share and the fair market value per share on the last business day preceding the date of exercise, multiplied by the number of shares subject to the SAR or Option or other Award. An SAR is subject to the same vesting requirements applicable to Options.

    No Option or SAR may be exercised unless the holder has been employed by or performing services for the Company or one of its affiliates from the date of grant through the date of exercise, except that the Committee may permit exercise of an Option or SAR after a participant is no longer employed by or performing services for the Company or one of its affiliates by reason of a period of Related Employment (as defined in the 1998 Plan), or a Defined Event. In addition, the Committee may determine that Options and SARs may be exercised for a minimum period following death, which period may extend beyond the original expiration date of the Option or SAR.

    RESTRICTED STOCK. A restricted stock award is an award of common shares which are subject to a restriction against transfer for a minimum of three years or such longer period determined by the Committee. Restricted stock may also contain performance-based conditions to vesting, such as Company, business unit, participant and other performance objectives. The Committee may provide that the restrictions lapse prior to three years in the case of Defined Events, a promotion, the hiring of a new employee, the grant of performance-based restricted stock, or if issued in payment of certain performance-based Awards. In the event a participant's employment with the Company and its affiliates terminates prior to the end of the restricted period (subject to the above exceptions), the Company may cancel the shares. Prior to the expiration of the restricted period, a participant who has received a restricted stock award has the right to vote and to receive dividends on the underlying shares. No more than approximately 31.8 million shares may be used for restricted stock awards under the 1998 Plan and no more than an additional approximately 15.9 million shares may be used for performance-based restricted stock awards, all subject to anti-dilution provisions. Restricted stock awards that are forfeited or otherwise canceled will again become available for issuance pursuant to these limitations.

    PERFORMANCE GRANTS. Performance Grants, which include "Portfolio Grants," are awards whose final value, if any, is determined by the degree to which performance objectives selected by the Committee are achieved during a specified period, subject to such adjustments as the Committee may approve based on relevant factors. The Committee establishes performance objectives that may be based upon Company, business unit, participant and/or other performance objectives. The Committee may make such adjustments in the computation of any performance measure as it considers are appropriate. The maximum value of an Award may be a fixed dollar amount, an amount that varies from time to time based on the value of a common share, or an amount that may be determined from other criteria specified by the Committee. Payment under a Performance Grant may vest over a period of time after the final value is determined.

    The performance periods for Performance Grant awards may be long-term or short-term. In the past, the Company has structured certain annual incentive and Portfolio Grant awards for executives as Performance Grants to maintain the Company's tax deduction for the compensation paid under the Million Dollar Cap rules.

    Performance Grants may be awarded alone or in conjunction with other Awards. The Committee will generally determine the value of a Performance Grant as soon as practicable after the end of the performance period or may determine the value based upon a portion of the performance period upon earlier termination of the participant's employment or performance of services, or at any time during the performance period, including upon a Defined Event.

    The rights of a participant in a Performance Grant are provisional and may be canceled or paid in whole or in part if the participant's continuous employment with, or performance of services for, the Company and its affiliates terminates prior to payout, except termination by reason of a period of Related Employment.

    Payment of a Performance Grant may be made in cash, common shares, other securities issued by the Company or its affiliates or other property or a combination thereof as determined by the Committee. Deferred payments may be made in installments with a return calculated on the basis of one or more investment equivalents, as determined by the Committee in its discretion.

MILLION DOLLAR CAP LIMITATIONS

    As described on page 20, the Million Dollar Cap limits the Company's tax deduction to $1 million per year for certain compensation paid to each of the Company's covered executives. This limitation does not apply to 'performance-based compensation.' The 1998 Plan contains provisions permitting the

Company to pay performance-based compensation to key employees. Options and SARs may qualify as performance-based compensation if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to any participant over a specified period. To satisfy this requirement, the maximum number of common shares underlying Options and SARs that may be granted to any participant in any three consecutive calendar years is limited to 9,000,000, subject to anti-dilution adjustments as provided in the 1998 Plan.

    Other performance-based awards under the 1998 Plan include Performance Grants and any other Award (other than Options and SARs) whose payment is conditioned upon the attainment of specific amounts of or changes in one or more of the following performance objectives: revenues, earnings, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses or market share. The terms of an Award may include or exclude items to measure these objectives, such as realized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening and other non-operating items. The performance objectives may apply to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines and may be applied on an absolute basis or relative to other companies, industries or indices. The Committee may require that payment of this kind of Award be subject to the other conditions, such as completion of a period of service, even if the performance objectives specified in the Award are satisfied. In addition, the Committee shall have the discretion, by participant and by Award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the Award.

    Under these other Awards, in any one calendar year: (i) no participant may be paid cash, common shares, other securities of the Company or other property (other than shares of Restricted Stock) or any combination of the foregoing with a value (as determined by the Committee) in excess of $6.5 million and, in addition, (ii) no participant may receive more than 300,000 shares of Restricted Stock, subject to anti-dilution adjustments as provided in the 1998 Plan. For purposes of the foregoing, the Committee will determine the calendar year or years in which amounts under these Awards are deemed paid or received.

    The maximum levels described above are designed to preserve flexibility and have been established at levels that will enable the Company to comply with the technical provisions of the Million Dollar Cap and preserve the deductibility of performance-based compensation paid to the covered executives. The tax benefits derived from such deductions preserve corporate assets and benefit the Company and its shareholders.

OTHER PROVISIONS

    Common shares and other equity securities issued under the 1998 Plan may be newly issued shares, treasury shares, reacquired shares or any combination thereof. If the outstanding common shares are changed because of a stock split, stock dividend, combination, subdivision or exchange of shares, recapitalization, merger, consolidation, reorganization or other extraordinary or unusual event, the Committee may direct that appropriate changes be made in the maximum number or kind of securities that may be issued under the 1998 Plan and in the terms of outstanding Awards, including the number of shares subject to Awards and the exercise price of Awards.

    A participant's rights under the 1998 Plan may only be assigned or transferred in the event of death or where the Committee makes exceptions to permit transferability. The Committee may permit a participant to pay taxes required to be withheld with respect to an Award in any appropriate manner, including, without limitation, by the surrender to the Company of common shares owned by such person.

    The expenses of the 1998 Plan are borne by the Company and participating affiliates. Approximately 24,000 persons are eligible to be considered for Awards. The 1998 Plan will terminate on April 26, 2008 unless extended for up to an additional five years by action of the Board of Directors of the Company. The Board of Directors may amend the 1998 Plan and Awards outstanding under the 1998 Plan for any purpose consistent with the goals of the 1998 Plan. However, no amendment may adversely affect in a material manner any right of a participant under any outstanding Award without the written consent of the participant, unless the participant's position, duties or responsibilities change or if certain external changes

(such as changes in tax laws) have or are expected to have a significant effect on the performance of the Company, any subsidiary, affiliate, department or division thereof or on the 1998 Plan or any Award. In addition, no such amendment may be made without shareholder approval if the amendment would increase the number of shares available for grant, decrease the minimum exercise price for Options and SARs (other than changes made pursuant to the anti-dilution provision of the 1998 Plan), reduce the minimum vesting period for Options, SARs or restricted stock awards, or if the absence of shareholder approval would adversely affect the compliance of the 1998 Plan with applicable laws, rules and regulations.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS

    Tax counsel for the Company has advised that under current U.S. federal income tax laws, certain of the tax consequences of Options to participants and their employers should generally be as set forth in the following summary. (For purposes of this discussion, the term "employer" shall be deemed to include the employer of an employee optionee and the taxpayer for whom a non-employee performs services.)

    An employee to whom an incentive Option which qualifies under Section 422 of the U.S. Internal Revenue Code is granted will not recognize income at the time of grant or exercise of such Option. No federal income tax deduction will be allowable to the employee's employer upon the grant or exercise of such Option. However, upon the exercise of an incentive Option, special alternative minimum tax rules apply for the employee. When the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such Option (the Minimum ISO Period), the employee will normally recognize a capital gain or loss equal to the difference, if any, between the sales price of such shares and the Option Price paid. The tax rate applicable to such capital gains will depend in part on the length of time the employee has held such shares in excess of one year before sale. If the employee does not hold such shares for the Minimum ISO Period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss as well in such amounts as are prescribed by the Code and regulations thereunder. Subject to applicable provisions of the Code and regulations thereunder, including Section 162(m) of the Code, the employee's employer will generally be entitled to a federal income tax deduction in the amount of such ordinary compensation income.

    An individual to whom a non-qualified option is granted will not recognize income at the time of grant of such Option. When such optionee exercises such non-qualified Option, the optionee will recognize ordinary compensation income equal to the difference, if any, between the Option Price paid and the fair market value, as of the date of Option exercise, of the shares the optionee receives. The tax basis of such shares to such optionee will be equal to the Option Price paid plus the amount includable in the optionee's gross income, and the optionee's holding period for such shares will commence on the day on which the optionee recognizes taxable income in respect of such shares. Subject to applicable provisions of the Code and regulations thereunder, including those under Section 162(m) of the Code, the employer of such optionee will generally be entitled to a federal income tax deduction in respect of non-qualified Options in an amount equal to the ordinary compensation income recognized by the optionee. Any compensation includable in the gross income of an employee in respect of a non-qualified Option will be subject to appropriate federal income and employment taxes.

    The discussion set forth above does not purport to be a complete analysis of all potential tax consequences relevant to recipients of Options or their employers, or to describe tax consequences based on particular circumstances, and does not address Awards other than Options. It is based on federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
RESOLUTION:                                            ---

   RESOLVED, that, effective as of April 22, 2002, the amendment to the Company's 1998 Incentive Compensation Plan described in the Company's proxy statement dated March 11, 2002 is approved and the Plan provisions relating to the deductibility of certain compensation under Section 162(m) of the Internal Revenue Code are hereby affirmed and approved.

                         ITEM 4 -- SHAREHOLDER PROPOSAL
--------------------------------------------------------------------------------

    Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record owner of 444 common shares, has advised us that she plans to introduce the following resolution:

   RESOLVED: "That the stockholders of American Express recommend that the Board of Directors take the necessary steps to rotate the annual meeting to cities where many shareholders are located and/or where the Company has major facilities. Cities could include Washington, D.C., Chicago, Boston, Los Angeles, Houston and other major cities."

   REASONS: For many years now American Express has been meeting in New York City. At one time many years ago, the Company used to rotate to cities such as Minneapolis and San Francisco, but the Company has NOT been rotating in recent years."

   "Shareholders in other parts of the country also would like to meet management and directors." We like to suggest that American Express meets every third year in New York and the other two years in other major cities. "Many major corporations rotate annually." The many problems the Company faces make maximum attendance by outside non-employee shareholders most desirable."

   "Last year the owners of 45,301,006 shares, representing over 5% of shares voting, voted FOR this proposal."

   "If you AGREE, please mark your proxy FOR this proposal."

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THESE
REASONS:                                        -------

        The Company's By-laws state that the Company's annual meeting of shareholders shall be held at the principal offices of the Company or at such other place as may be chosen by the Board of Directors. The Company's principal offices at 200 Vesey Street in New York were damaged in the attacks of September 11, 2001, and the Board of Directors has chosen to hold the April 2002 annual meeting in a meeting room at Lincoln Center in New York City. The Lincoln Center location is conveniently located for the Company's shareholders, employees and retirees and the location is well served by many forms of public and private transportation.

        Upon completion of repairs to its headquarters building, which are expected to occur during 2002, the Company will return to its 200 Vesey Street headquarters and the Board of Directors may elect to have future annual meetings there. The Board may also choose other sites in the future, particularly locations where the Company has a significant presence.

        The Board of Directors objects to the lack of discretion afforded the Company by the proponent's rotation proposal. The Board believes it should maintain the flexibility to decide where annual shareholders meetings should be held based on such factors as convenience to shareholders, employees and management, as well as cost and security considerations.

                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation and Benefits Committee has overall responsibility for our executive officer and other compensation and benefit programs. No member of the Committee is an employee of the Company or participates in any of its executive compensation programs. The Committee considers data provided by independent compensation consultants.

OBJECTIVES

    The Company has designed its executive compensation programs to:

     -- attract, motivate and retain the most talented executives;

     -- link the financial interests of the Company's executives and its shareholders; and

     -- provide rewards for behavior consistent with the Company's values.

    To meet these objectives, the Committee considers objective and subjective factors in making pay decisions for the twelve executive officers of the Company. These factors range from competitive pay practices to its judgment of business and individual performance.

EXECUTIVE OFFICER COMPENSATION PROGRAMS AND POLICIES

    COMPENSATION GUIDELINES. The Committee sets executive compensation guidelines for base salary, annual incentive and long-term incentive awards for each executive officer position. The Committee uses three factors to set these guidelines: (1) competitive pay practices, (2) job scope and responsibility, and
(3) the Company's need to attract, retain and reward executive talent. The importance of each factor varies by individual. For 2001 the Committee reviewed competitive pay practices at approximately 70 companies that compete with the Company in business or for executive talent. The Standard & Poor's (S&P) 500 Index includes nearly all these companies and the S&P Financial Index includes approximately one-third of these companies. When the Committee approves compensation, it considers these guidelines, current competitive market data and its judgment of Company, business unit and individual performance as described below.

    BASE SALARY. The Committee reviews possible merit increases in salary every 18 months or longer. During this review the Committee considers the compensation guideline for the executive officer position and individual performance. The Committee may also increase the base salary of executives who are promoted or change jobs within the executive group or in special circumstances. In support of cost reduction objectives, the Committee approved a one-year 5% reduction in the salary payments otherwise payable during 2002 to each executive officer.

    ANNUAL INCENTIVE AWARDS. The Company's annual incentive award program compensates executive officers for annual performance.

    For 2001 the Company paid annual incentive awards to each of the executive officers, including the Chief Executive Officer and the four other most highly compensated executive officers. (In this Proxy Statement we refer to these five executives as the named executives.) While the Company's 2001 financial performance fell short of its long-term objectives, the Committee used its judgment about each individual's annual goal and leadership performance to make discretionary awards, giving equal weight to the goal and leadership categories.

    The Committee evaluated progress toward goals based on these areas:

     -- SHAREHOLDER VALUE (50% weight). Includes shareholder return, earnings growth, revenue growth, return on equity and reengineering.

     -- CUSTOMER SATISFACTION (25% weight). Includes customer survey results, expansion and retention of customer base and development of products and services.

     -- EMPLOYEE SATISFACTION (25% weight). Includes employee survey results and success in making progress toward long-term, world-class targets.

    The Committee evaluated leadership by considering a variety of factors, such as innovation, strategic vision, customer focus, management effectiveness, teamwork, integrity, diversity, developing others and managing change, without assigning weights to these factors.

    The Committee used similar criteria to evaluate the goal and leadership performance of Mr. Chenault. The specific factors the Committee used to evaluate Mr. Chenault's goal performance are described on pages 20-22. The Committee did not assign weights to the goal categories in evaluating Mr. Chenault's performance. In addition, the Committee evaluated his leadership based on its judgment of his overall leadership of the senior management team and the Company.

    LONG-TERM INCENTIVE AWARDS. The Company's long-term incentive award program rewards executive officers for Company, business unit and individual performance over more than one year. In 2001 regular long-term awards included stock option and Portfolio Grant (PG) awards. The Committee approved awards in amounts that were consistent with compensation guidelines after reviewing the value of outstanding stock option and PG awards held by each executive officer.

    STOCK OPTIONS. Ten-year stock options reward executive officers if the Company's share price increases for all shareholders. Executives may exercise one-third of the 2001 grant after two years, two-thirds after three years and the full grant after four years.

    PG AWARDS. The Committee granted PG-XII awards in 2001 for executive officers to link their interests to longer-term financial and shareholder return performance. The PG awards are designed to preserve the Company's tax deductions under the Million Dollar Cap. The awards contain a formula based on the Company's 2001-2003 earnings per share growth, revenue growth and average return on equity, and the Company's total shareholder return compared to that of the S&P Financial Index. The Committee may adjust downward the maximum values produced by these performance measures based on its judgment of Company, business unit and individual performance. To receive payment, PG-XII award holders must be employed by the Company through the vesting and payment date in February 2004.

    ADDITIONAL AWARDS. The Committee may in its judgment grant short- or long-term awards for special contributions or job promotions, to attract new hires to the Company, to retain executives or in special circumstances. In 2001 the Committee granted restricted shares to eleven executive officers to provide a strong retention incentive linked to stock ownership and share price. The restricted shares vest four years from the grant date, and six of the awards have financial performance requirements for vesting and tax deductibility under the Million Dollar Cap. In January 2002 the Committee made additional cash awards to ten executive officers based on their individual contributions and the Company's or business unit's financial performance over the 1999-2001 period. In determining such awards, the Committee also considered the economic environment and circumstances in which the Company operated during the three-year period and reviewed the level of the PG payments to be made to the executive officers for such period. Depending on the executive, at least one-half of each such award will vest and become payable in September 2002 and the balance will vest and become payable in February 2003.

    DEFERRAL AND OTHER PROGRAMS. Under the annual Pay for Performance Deferral Program, executives may defer part of their current compensation to a later date. Each year the Company adds to or subtracts from the deferred compensation value an amount based on a schedule linked to the Company's return on equity. The Company also provides executive officers with pension, profit sharing, incentive savings, life insurance, perquisite and other benefits consistent with market practices.

    SHARE OWNERSHIP. The Company's share ownership policy requires approximately 150 senior officers, including executive officers, to meet share ownership targets. The program includes these key features:

     -- Participants have a share ownership target based on a multiple of their base salary, ranging from three times base salary for certain participants to 20 times for Mr. Chenault.

     -- As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, shares held in employee benefit plans, 50% of the unrealized gain in stock options and 50% of the market value of restricted shares, with market value based on the market price of the Company's common shares.

     -- The Committee expects participants to meet their targets within five years and to make pro rata progress each year.

    DETRIMENTAL CONDUCT. To help protect the Company's competitive position, approximately 690 officers, including executive officers, have signed agreements that include a provision that requires them to forfeit compensation they receive through stock option, restricted share and/or Portfolio Grant awards if they engage in behavior that is detrimental to the Company. Detrimental behavior covers conduct such as working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information.

    MILLION DOLLAR CAP. Current U.S. tax law has a $1,000,000 annual tax deduction limit on compensation the Company pays to the Chief Executive Officer and the four other most highly compensated executive officers. The limit does not apply to "performance-based" compensation (as defined under the Code and related regulations). Compensation is performance-based if the Company can pay it only if objective pre-established performance criteria set by the Committee are met. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the Company performance criteria.

    The Committee's general policy is to structure compensation programs that allow the Company to fully deduct the compensation under the Million Dollar Cap rules. The Committee also believes that the Company needs flexibility to meet its incentive and retention objectives, even if the Company may not deduct all of the compensation. The Company expects that the design of the 2001 stock option and PG-XII awards, the vesting of certain restricted stock in 2001 that was in payment of performance-based awards and the vesting of Transition PG and PG-X amounts in 2002 and 2003 (except in the case of a new hire) will be treated as performance-based and be deductible. The Company expects that the application of the Million Dollar Cap rules may limit the deductibility of certain compensation resulting from the payment of 2001 annual incentive awards, the vesting in 2001 of a restricted stock award and the payment in the future of certain cash awards made to the named executives (described above under 'Additional Awards').

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Committee made decisions about Mr. Chenault's 2001 compensation and awards after considering input from the full Board. These decisions were in accordance with the Company's objectives and included the following:

    SALARY. The Committee approved a salary increase in 2001 to recognize Mr. Chenault's promotion to Chief Executive Officer. Effective January 1, 2001, Mr. Chenault's salary increased to $1,000,000. In support of cost reduction objectives, the Committee approved a one-year 5% reduction in the salary payments otherwise payable during 2002.

    ANNUAL INCENTIVE. The Committee approved a 2001 annual incentive award for Mr. Chenault of $2,218,000. The Committee determined this award based on Mr. Chenault's annual incentive award guideline, goal and leadership performance, the Company's results and the economic and competitive environment in 2001.

    The Committee considered the number, nature and magnitude of issues faced by the Company and by Mr. Chenault during 2001. These issues contributed to Company results that were generally lower than those of previous years. Despite the disappointing overall performance, the Committee considered several accomplishments from across the Company's businesses. Overall, the Committee considered the following factors to be most important, with no particular weightings given among the factors:

    ISSUES IMPACTING OVERALL 2001 PERFORMANCE

    The Company's 2001 performance reflected the weakened economy, sluggish equity markets, historically high default rates for high-yield securities, and lower spending by Corporate Cardmembers. Business performance was further impacted by the sharper slowdown in corporate and consumer spending, business travel and investment activity after the terrorist attacks of September 11. These issues negatively impacted the Company's card, travel and financial services businesses and led to the decline of several business indicators, as well as to the following three significant items:

       -- A first-half charge of $1.01 billion pre-tax ($669 million after-tax), reflecting the write downs in the investment portfolio held by American Express Financial Advisors (AEFA) and losses associated with rebalancing the portfolio toward lower risk securities;

       -- Restructuring charges in the third and fourth quarter totaling $631 million pre-tax ($411 million after-tax), which covered the costs of reducing the Company's workforce; and

       -- The one-time costs and business interruption losses resulting from the September 11 attacks, which totaled $98 million pre-tax ($65 million after-tax) and were recognized in the third quarter.

    2001 FINANCIAL PERFORMANCE

       -- FINANCIAL MEASURES. As a result of the above issues impacting performance, the Company did not meet its long-term financial targets. Compared with 2000, diluted earnings per share decreased 53%, net income decreased 53% and net revenue (on a managed basis) decreased 3%. Return on equity in 2001 was 10.9%, compared with 25.3% in 2000.

       -- SHAREHOLDER RETURN. The factors cited above also contributed to a decline in the Company's share price. Total shareholder return for 2001 declined 34% relative to 2000, exceeding the percentage declines of the Dow Jones Industrial Average (which was down 5%), the S&P 500 Index (down 12%) and the S&P Financial Index (down 9%).

    STEPS TAKEN TO ADDRESS ISSUES

    The Company addressed the year's challenges head-on and took the following steps to improve its position for the long term:

       -- REENGINEERING ITS BUSINESS TO REDUCE EXPENSES AND IMPROVE THE
          FLEXIBILITY OF ITS ECONOMICS SO THAT IT IS LESS DEPENDENT ON A ROBUST ECONOMIC ENVIRONMENT TO DELIVER EARNINGS GROWTH. These efforts included:

            -- Broadening the Company's card spending base;

            -- Diversifying its product portfolio and growing the card lending business;

            -- Accelerating reengineering and restructuring activities, which led to gross realized benefits in excess of $1 billion in 2001 (A portion of the savings was used to improve the Company's expense margins, while the remainder was invested in growth opportunities. The Company's reengineering efforts include an increasing reliance on the Internet to reduce costs, revamp internal and external business processes and improve customer service.);

            -- Enhancing the industry-leading Membership Rewards(R) program and forming new partnerships with leading-edge companies; and

            -- Transforming and strengthening the Corporate Travel business.

       -- SUBSTANTIALLY LOWERING ITS OVERALL RISK PROFILE by rebalancing and reducing exposure in AEFA's high-yield investment portfolio, maintaining high-end reserve ratios for its card businesses, and scaling back American Express Bank (AEB) corporate banking activities.

       -- TARGETING RESOURCES ON GROWTH OPPORTUNITIES in the global payments and retail financial services markets.

    The Committee believes that these actions significantly strengthened the Company and improved its competitive position for the future.

    BUSINESS PERFORMANCE

    Despite the Company's disappointing financial results and absolute performance, its relative performance during 2001 was generally in line with that of key competitors, particularly diversified financial companies and financial services firms. Further reflecting its strong competitive position is the fact that several key business indicators, such as lending balances, consumer billings and earnings from its financial services businesses (excluding high-yield losses and relative charges), compared well with those of relevant industry peers.

    In addition to the actions cited above to improve its competitive position, the Company achieved several significant business accomplishments during 2001.

THE GLOBAL PAYMENTS BUSINESSES. Highlights of the Company's accomplishments in this area during 2001 include:

     -- Improving billed business slightly from year-ago levels as higher consumer card spending in the retail and "everyday" categories was largely offset by lower Corporate Card spending in the travel and entertainment sector, particularly after September 11;

     -- Increasing cards in force;

     -- Continuing to grow lending balances at a rate exceeding that of most major competitors;

     -- Expanding and diversifying the network of physical and online merchants that accept the Company's cards around the world and continuing to broaden the card spending base beyond the travel and entertainment sectors; and

     -- In international markets, launching proprietary charge and credit products in 14 countries, as well as 44 affinity card products and 30 distribution agreements.

THE GLOBAL FINANCIAL SERVICES BUSINESSES. Weak equity markets led to significantly lower asset levels and lower sales of investment products. However, AEFA made progress in its two overriding strategic initiatives: to strengthen its premier retail distribution network and to develop world-class asset management capabilities. Within these areas, it focused its efforts on increasing the productivity of advisors, expanding the number of clients and the breadth of its products, and improving the performance of its investment products. AEFA's client retention rate was 94 percent. Its redemption rates continue to compare favorably with industry levels.

    AEB made strong progress in shifting its business mix from corporate to consumer activities by growing Private Banking and Personal Financial Services and reducing its corporate loan portfolio.

    EMPLOYEES AND LEADERSHIP TALENT

     -- In 2001, the Company showed continued improvement in employee satisfaction, based on results of its annual employee survey. The survey measures employee perceptions in a number of areas, including employee development, integrity, teamwork and customer focus. The Company also received wide-ranging recognition as a top corporate employer.

     -- The Company continued to focus on improving the leadership capabilities of its senior management and ensuring that appropriate talent exists within the Company. It also undertook a number of initiatives to improve employee recruitment and retention.

    LONG-TERM INCENTIVE AWARDS. The Committee approved 500,000 nonqualified stock option shares and a PG-XII award with a grant value of $900,000 for Mr. Chenault, both of which were at his compensation guidelines. The Committee also approved 200,000 nonqualified stock option shares to recognize his promotion to Chief Executive Officer and a restricted stock award of 235,000 shares, which contained financial performance measures for vesting and tax deductibility purposes, to provide a strong retention incentive linked to shareholder value. The restricted stock award vests four years from the date of grant.

    The Committee certified and approved the financial and shareholder return results and payout values for PG awards granted in 1999, each of which had a 1999-2001 performance period. The Committee certified and approved a Transition PG payment of $1,217,100, which will vest and become payable in September 2002, and a PG-X payment of $1,197,718, which will vest and become payable in February 2003.

    In January 2002, the Committee approved an additional cash award to Mr. Chenault in the amount of $308,095, which was based on the Company's financial performance and Mr. Chenault's individual performance and leadership over the 1999-2001 period. In determining such award, the Committee also considered the economic environment and circumstances in which the Company operated during the three-year period and reviewed the level of the PG payments to be made to Mr. Chenault for such period. Approximately 60% of this award will vest and become payable in September 2002 and the remaining 40% of such award will vest and become payable in February 2003.

           COMPENSATION AND BENEFITS COMMITTEE

           Jan Leschly, Chairman
           Peter Dolan
           Beverly Sills Greenough
           Richard A. McGinn
           Frank P. Popoff

    This table contains information about compensation we paid to the named executives in 2001, 2000 and 1999:

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                ---------------------------------------   ------------------------------------
                                                                                  AWARDS             PAYOUTS
                                                                          -----------------------   ----------
                                                              OTHER       RESTRICTED    OPTIONS/    LONG-TERM
NAME AND PRINCIPAL                                            ANNUAL        STOCK         SARS      INCENTIVE     ALL OTHER
    POSITION AT                                              COMPEN-        AWARDS     (# SHARES)    PAYOUTS     COMPENSATION
 DECEMBER 31, 2001       YEAR   SALARY($)    BONUS($)(1)   SATION($)(2)     ($)(3)       (4)(5)       ($)(6)        ($)(7)
 -----------------       ----   ----------   -----------   ------------   ----------   ----------   ----------   ------------
K.I. Chenault ..........  2001   $1,000,000   $2,218,000      $231,720     $8,253,200     895,177    $2,722,913     $ 58,243
 Chairman and Chief       2000      700,000    2,880,000       236,475              0     577,089     1,972,500      392,606
 Executive Officer        1999      700,000    1,800,000       243,237      5,668,003   1,632,789     2,150,737      279,015

J.M. Cracchiolo ........  2001      475,000      710,000        90,782      3,073,000     200,000     1,500,928       27,350
 Group President          2000      443,077      900,000        84,989      2,657,500     260,000       783,750       60,972
 Global Financial         1999      368,269      660,000        35,062      1,085,000     176,511       519,457       53,104
 Services Group

A.F. Kelly, Jr. ........  2001      475,000      695,000        84,546      3,073,000     200,000     1,500,928       29,993
 Group President          2000      443,077      900,000        84,989      2,657,500     266,104       783,750       46,167
 U.S. Consumer and        1999      368,269      745,000        35,000      1,085,000     150,000       350,676       42,120
 Small Business Services
 Group

J.S. Linen .............  2001      550,000      560,000       176,368              0     204,053     1,724,511       43,495
 Vice Chairman            2000      550,000      780,000       175,305              0     211,891     1,249,250      253,274
                          1999      550,000      780,000       178,485              0     190,671     1,362,175      217,688

G.L. Crittenden ........  2001      500,000      575,000        84,546      2,816,624     180,000       531,300      137,072
 Executive Vice President 2000      292,308      685,000        84,989              0     180,000             0       76,964
 and Chief Financial      1999           --           --            --             --          --            --           --
 Officer

-------------

(1) The amounts in this column reflect cash payments under annual incentive awards. For 2001, such awards do not satisfy the Million Dollar Cap performance-based requirements for deductibility established by the Internal Revenue Service (IRS).

(2) These numbers reflect the cost of providing perquisites and other personal benefits and amounts we paid to reimburse our executives for additional taxes they owed from certain of these benefits. SEC rules require us to break out each benefit that exceeds 25% of the total we report for each named executive as follows:

                                           LOCAL                 FLEXIBLE
                                          TRAVEL       TAX      PERQUISITE
NAME                                     ALLOWANCE   PAYMENTS   ALLOWANCE
----                                     ---------   --------   ---------
K.I. Chenault..........................   $84,661    $58,746          --
J.M. Cracchiolo........................    30,000         --     $35,000
A.F. Kelly, Jr.........................    30,000         --      35,000
J.S. Linen.............................    84,661     55,159          --
G.L. Crittenden........................    30,000         --      35,000

(3) This column includes the grant date value of restricted share grants we made as special retention or promotion awards, or in payment of an annual incentive award. The special retention awards granted in 2001 vest four years from the grant date. The special retention awards made to Messrs. Cracchiolo and Kelly in 2000 and the grant to Mr. Chenault made in 1999 in connection with Chief Executive Officer succession contained financial performance measures that the Company was required to meet for vesting and tax deductibility purposes. Certain of these financial performance measures were not achieved in 2001, and as a result, these awards were cancelled as of December 31, 2001, and are not included in the table shown below. As part of Mr. Chenault's 1999 annual incentive award, we granted restricted shares in 2000 that vest one-third after one year, two-thirds after two years and fully after three years. The restricted shares issued in connection with the special retention awards granted to Messrs. Cracchiolo and Kelly in 1999 vest one-third after four years, two-thirds after five years and fully after six years. We value restricted share awards in the table based on the closing price of the Company's common shares on the New York Stock Exchange on the grant date. We pay dividends on the restricted shares in the same way we pay them on our common shares.

    On December 31, 2001, the named executives held the restricted shares set forth below. We valued them based on the closing price of $35.69 on December 31, 2001.

                                           NUMBER OF           VALUE ON
NAME                                   RESTRICTED SHARES   DECEMBER 31, 2001
----                                   -----------------   -----------------
K.I. Chenault........................       360,334           $12,860,320
J.M. Cracchiolo......................       117,500             4,193,575
A.F. Kelly, Jr.......................       117,500             4,193,575
J.S. Linen...........................             0                     0
G.L. Crittenden......................        80,200             2,862,338

(4) All shares in this and other tables have been adjusted to reflect the April 24, 2000 three-for-one stock split.

(5) These include annual, special and restoration stock option awards. For Messrs. Cracchiolo and Kelly, we include retention and promotion stock option grants made in 2000. For Messrs. Cracchiolo and Kelly, certain of the special option grants made to them in 2000 will vest and become exercisable one-third after two years, two-thirds after three years and fully after four years, and the other special option grants will vest and become exercisable one-third after four years, two-thirds after five years and fully after six years. For Mr. Crittenden, we include stock option awards granted in 2000 as part of his new hire arrangements. One of these awards vests in equal installments after two, three and four years from the grant date, and the other of these awards vests in equal installments after four, five and six years from the grant date. For Mr. Chenault, we include a 2001 promotional stock option grant and a 1999 special stock option grant in connection with Chief Executive Officer succession. The 1999 award for Mr. Chenault provides that he may exercise the award if his employment continues for nine years or longer after grant or if our common share price is at least 50% higher than the option exercise price for at least 10 consecutive trading days during the six years after grant and his employment continues for at least six years after grant. We describe all stock option grants made in 2001 in the table captioned "Option Grants in 2001" on page 25.

(6) For 2001, these include the values of the Transition Portfolio Grant and Portfolio Grant X awards (Transition PG and PG-X awards) granted in 1999, and cash awards granted in January 2002. The Transition PG and PG-X awards vest and become payable in September 2002 and February 2003, respectively. Each PG award has two parts. The first part is the Financial Incentive Component, which accounts for 60% of the target value of the award. We valued this part based on earnings or earnings per share growth, revenue growth and average return on equity for our business segments or for the entire Company over the 1999-2001 period. The second part is the Stock Incentive Component, which accounts for 40% of the target value of the award. We valued this part based on our total shareholder return compared to that of the S&P Financial Index over the 1999-2001 period. The Company expects that PG-X and Transition PG payments will qualify as deductible, performance-based compensation under the Million Dollar Cap requirements, except for a new hire award.

   The additional cash awards included in 2001 for Messrs. Chenault, Cracchiolo, Kelly and Linen were made based on, among other things, individual and organizational performance over the 1999-2001 period, as well as an assessment of the economic environment and circumstances in which the Company operated during such period. Depending on the executive, at least one-half of each such award will vest and become payable in September 2002 and the balance of the award will vest and become payable in February 2003. The Company expects that these additional awards may be subject to the tax deductibility limitations imposed by the Million Dollar Cap rules.

(7) The dollar value of the amounts in this column include the following:

                                   EMPLOYER
                                CONTRIBUTIONS
                                    UNDER        ABOVE-MARKET
                                 SAVINGS AND     EARNINGS ON       VALUE OF
                                   RELATED         DEFERRED      SPLIT-DOLLAR
NAME                                PLANS        COMPENSATION   LIFE INSURANCE
----                            --------------   ------------   --------------
K.I. Chenault.................     $39,990          $1,037         $17,216
J.M. Cracchiolo...............      19,000               0           8,350
A.F. Kelly, Jr................      19,900               0          10,093
J.S. Linen....................      22,000           3,752          17,743
G.L. Crittenden...............      14,415               0          22,657

   For Mr. Crittenden, the amount shown for 2001 includes a new hire payment of $100,000. The amount shown for 2000 includes relocation expenses of $52,596.

    This table contains information about stock option grants we made to the named executives in 2001:

                             OPTION GRANTS IN 2001

                                                    INDIVIDUAL GRANTS
                                     -----------------------------------------------
                                                     % OF
                                     NUMBER OF      TOTAL
                                     SECURITIES    OPTIONS
                                     UNDERLYING   GRANTED TO   EXERCISE
                                      OPTIONS     EMPLOYEES     PRICE     EXPIRATION        GRANT DATE
NAME                                 GRANTED(#)    IN 2001      ($/SH)       DATE      PRESENT VALUE($)(4)
----                                 ----------   ----------   --------   ----------   --------------------
K.I. Chenault......................  500,000(1)      1.17%     $44.465     2/25/11          $7,345,000
                                     195,177(2)      0.46       43.605     2/25/06           2,837,874
                                     200,000(3)      0.47       44.465     2/25/11           3,236,000
J.M. Cracchiolo....................  200,000(1)      0.47       44.465     2/25/11           2,938,000
A.F. Kelly, Jr. ...................  200,000(1)      0.47       44.465     2/25/11           2,938,000
J.S. Linen.........................  150,000(1)      0.35       44.465     2/25/11           2,203,500
                                      54,053(2)      0.13       39.130     2/23/02             274,589
G.L. Crittenden....................  180,000(1)      0.42       44.465     2/25/11           2,644,200

-------------
(1) We granted these non-qualified stock options on February 26, 2001 as part of our annual award program. Each option has an exercise price per share equal to the fair market value per common share on the grant date. The options also have the restoration feature described in note (2) below. Executive officers may transfer them to certain family members and entities that these family members control. Holders may exercise one-third of their options after two years, two-thirds after three years, and the full grant after four years, subject to award requirements. All outstanding stock options may also become exercisable upon death, disability termination, retirement or a change in control of the Company as we describe on pages 30-31.

(2) These are restoration options that we granted when participants exercised stock options that were outstanding for at least five years. The number of restoration option shares we granted equals the number of shares that the holder delivered to us as payment of the exercise price of the original option plus the number of shares withheld to pay tax withholding. The exercise price of the restoration option is the fair market value of a Company common share on the date of its grant. The holder of a restoration option may exercise it after six months from the grant date (but no later than the original stock option's expiration date) if the holder is in compliance with our stock ownership guidelines. For Mr. Chenault this date is September 7, 2001. For Mr. Linen this date is December 15, 2001.

(3) We granted this nonqualified stock option on February 26, 2001 as a promotional award. This award has the standard stock option provisions except it may be exercised one-third after four years, two-thirds after five years, and fully after six years, subject to vesting and other requirements.

(4) These numbers show hypothetical values under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether an option holder realizes value and how much this value is will depend on what our share price is relative to the exercise price. We developed the assumptions listed below and Black-Scholes values with assistance from an independent consulting firm. They are consistent with the assumptions we used to report stock option valuations in our 2001 Annual Report to Shareholders.

    ASSUMPTIONS FOR VALUING THE FEBRUARY 2001 GRANTS:

       -- The exercise price is the same as our share price on the grant date.

       -- A five-year life for each option. This is the typical amount of time that passes before holders of our options exercise them.

       -- Expected dividend yield of 0.8%. This reflects the historical average yield for the most recent 60 months prior to the grant date.

       -- Expected stock price volatility of 31%. This reflects the most recent volatility for the month-end stock prices of the Company's common shares for the 60 months prior to the grant date.

       -- A risk-free rate of return of 4.9%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon five-year bond on the option grant date.

   ASSUMPTIONS FOR VALUING RESTORATION AND PROMOTIONAL OPTIONS:

      The values shown for the restoration and promotional stock options are based on the same model above except that the assumptions reflect:

       -- A six-year life for a promotional stock option award based on the vesting schedule and the remaining term for the restoration stock option awards.

       -- A risk-free rate of return ranging from 3.6% to 5.0%.

    This table contains information about stock option exercises by the named executives during 2001 and unexercised options and stock appreciation rights they held at the end of 2001:

                    AGGREGATED OPTION EXERCISES IN 2001 AND
                        YEAR-END 2001 OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING                   IN-THE-MONEY
                                                     UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                           SHARES                      AT DECEMBER 31, 2001         AT DECEMBER 31, 2001(1)
                          ACQUIRED       VALUE      ---------------------------   ---------------------------
                         ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                         (#)          ($)           (#)            (#)            ($)            ($)
----                     -----------   ----------   -----------   -------------   -----------   -------------
K.I. Chenault..........    330,000     $9,302,040    1,430,694      2,575,000     $ 8,735,670     $107,460
J.M. Cracchiolo........          0              0      331,250        687,800       3,516,716      587,890
A.F. Kelly, Jr. .......          0              0      194,208        687,800       1,459,538      843,502
J.S. Linen.............    115,275      3,790,473    1,109,062        400,000      19,882,755       39,800
G.L. Crittenden........          0              0            0        360,000               0            0

-------------
(1) We base this value on the $35.69 closing price of our common shares on the New York Stock Exchange on December 31, 2001.

    This table contains information about Portfolio Grant awards we made in 2001 to the named executives:

                 LONG-TERM INCENTIVE PLANS -- PG AWARDS IN 2001

                                                                      ESTIMATED FUTURE PAYOUTS(1)
                                                   PERFORMANCE   --------------------------------------
NAME                                      AWARD      PERIOD      THRESHOLD($)   TARGET($)    MAXIMUM($)
----                                      -----    -----------   ------------   ----------   ----------
K.I. Chenault...........................  PG-XII    2001-2003      $273,600     $1,422,000   $4,300,200
J.M. Cracchiolo.........................  PG-XII    2001-2003       144,400        750,500    2,269,550
A.F. Kelly, Jr. ........................  PG-XII    2001-2003       144,400        750,500    2,269,550
J.S. Linen..............................  PG-XII    2001-2003       144,400        750,500    2,269,550
G.L. Crittenden.........................  PG-XII    2001-2003       144,400        750,500    2,269,550

(1) PG awards link compensation to our financial and total shareholder return performance. Each PG award consists of a Financial Incentive Component and a Stock Incentive Component. The Financial Incentive Component represents 60% of the target value of the award and earns value based on earnings per share growth, revenue growth and average return on equity of the Company over the 2001-2003 period. The Financial Incentive Component will earn value if we achieve at least a threshold level of performance on any of these financial measures. The Stock Incentive Component represents 40% of the target value of the award and earns value based on how our total shareholder return compares to that of the S&P Financial Index over the 2001-2003 period. Total shareholder return means share price appreciation plus dividends.

    We structured the PG awards in the table to qualify as performance-based compensation under the Million Dollar Cap. As a consequence, the Committee may adjust downward the formula values shown. The Committee will decide the amount of any downward adjustment after it evaluates various factors such as Company, business unit and individual performance over the 2001-2003 period.

PERFORMANCE GRAPH

    This graph compares the cumulative total shareholder return on our common shares for the last five fiscal years with the total return on the S&P 500 Index and the S&P Financial Index over the same period. The graph shows the growth of a $100 investment in our common shares, the S&P 500 Index and the S&P Financial Index on December 31, 1996 and the reinvestment of all dividends.

                      COMPARISON OF FIVE-YEAR TOTAL RETURN
                   OF AMERICAN EXPRESS COMPANY COMMON SHARES,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

           Cumulative Value of $100 Invested on December 31, 1996
                                  [GRAPH]

Year-End Data*           1996         1997         1998         1999         2000         2001
American Express        $100.00      $159.79      $184.75      $301.85      $300.95      $197.14
S&P 500 Index           $100.00      $133.35      $171.46      $207.54      $188.65      $166.24
S&P Financial Index     $100.00      $148.10      $165.03      $171.60      $216.37      $197.10

                                        * Source: Bloomberg

PENSION BENEFITS

    We provide pension benefits under the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

    AMERICAN EXPRESS RETIREMENT PLAN. We have a U.S. Retirement Plan that is commonly referred to as a cash balance plan. Each payroll period, we credit each participating employee with an amount equal to a percentage of the employee's base salary we pay in that period. We also credit each employee with a percentage of any annual bonus and certain other types of compensation we pay at the time we pay the compensation. The percentage varies with the employee's age and years of service. This table shows the percentages we use to determine the amount of the credits:

SUM OF AGE PLUS
YEARS OF SERVICE                                    APPLICABLE PERCENTAGE
----------------                                    ---------------------
Less than 35......................................           2.50%
35-44.............................................           3.25
45-59.............................................           4.25
60-74.............................................           5.75
75-89.............................................           8.00
90 or more........................................          10.00

    On January 1, 2002 the sum of age plus years of service for the named executives was as follows: Mr. Chenault: 72, Mr. Cracchiolo: 64, Mr. Kelly: 59, Mr. Linen: 92 and Mr. Crittenden: 51.

    The Plan credits participants with interest on their cash balances. The Plan sets the interest rate each year based on an average of the interest rates for various five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or a specific rate set by the U.S. government under the tax laws. For 2001 the interest rate was 5.74%, and for 2002 the rate is 5.0%.

    When the employee retires or terminates employment after completing five years of service, the Plan will pay out the cash balance amounts. The Plan will make these payments in the amounts consistent with the employee's elections as to the form and timing of payments, including payment in a single lump sum or as an annuity. An annuity obligates the Plan to make payments in monthly installments over time, in amounts based on assumptions we make as to life expectancy and the value of making payments in the future. Employees may choose similar methods of payment for benefits they earned before July 1, 1995.

    SUPPLEMENTAL RETIREMENT PLAN. By meeting certain legal requirements, the Retirement Plan provides a tax-advantaged way for us to provide retirement benefits. However, U.S. tax law limits the amount of benefits we can provide an employee as well as the amount of compensation that we can take into account under the Retirement Plan. We make up for these lost benefits under our U.S. Supplemental Retirement Plan.

    FUNDED PENSION PLAN. Some of our employees, including Messrs. Linen and Chenault, have earned retirement benefits under the U.S. American Express Funded Pension Plan, a plan in effect until May 1985. We purchased an annuity from an insurance company to fund benefits that these employees will receive under this plan when they retire or leave the Company.

    PENSION TABLE. We set forth in the table below the amount we estimate we will pay each year to the named executives as a single life annuity at age 65 under the Retirement Plan and the Supplemental Retirement Plan. Under a single life annuity, when the employee dies we cease making payments. We break out separately payments the insurance company will make under the Funded Pension Plan. In deriving our estimated payments for the Retirement Plan and the Supplemental Retirement Plan, we used these assumptions:

     -- We credit interest on account balances at the actual rate for all years through 2002 and at 5% for 2003 and later years.

     -- We start paying retirement benefits to the executives at normal retirement age (age 65) as a single life annuity based on an interest rate of 5.32% and U.S. government-approved assumptions as to life expectancy.

     -- We continue to employ Messrs. Chenault, Cracchiolo, Kelly, Linen and
        Crittenden until age 65 at their current base salaries and pay them annual bonuses equal to their average bonus over the last five years. For Mr. Crittenden, average bonus uses just 2001 bonus.

                                             RETIREMENT PLAN
                                             AND SUPPLEMENTAL   ANNUAL BENEFITS
                                             RETIREMENT PLAN      PAYABLE BY
                                             ESTIMATED ANNUAL      INSURANCE      TOTAL ANNUAL
EXECUTIVE OFFICER                                BENEFITS           COMPANY         BENEFITS
-----------------                                --------           -------         --------
K.I. Chenault..............................      $713,372           $ 5,747         $719,119
J.M. Cracchiolo............................       375,391                 0          375,391
A.F. Kelly, Jr.............................       309,264                 0          309,264
J.S. Linen.................................       601,891            65,508          667,399
G.L. Crittenden............................       157,359                 0          157,359

SEVERANCE, CHANGE IN CONTROL AND OTHER ARRANGEMENTS

    We have in place three types of compensation arrangements that we describe in this section of the Proxy Statement: a uniform severance policy, change in control policies and arrangements relating to death, disability and retirement.

    UNIFORM SEVERANCE POLICY. We have a uniform severance policy that applies to senior officers, including the named executives. Severance for executive officers is subject to the approval of the

Compensation and Benefits Committee. If we terminate the employment of the participating officer for any reason generally other than misconduct or we and the officer terminate such employment by mutual agreement, we will pay the officer severance over a period of two years or less. To receive these payments, the officer must sign a severance agreement that prohibits the officer from working for certain competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The officer must also agree to release any claims against us.

    The amount of severance that we would pay to each named executive is two times base salary plus two times the amount of the last bonus that was paid before the executive signs a severance agreement. During all or a part of the severance period, the officer's long-term incentive awards continue to vest, and we will continue to provide coverage under our welfare and benefit plans.

    CHANGE IN CONTROL POLICIES. We have designed our change in control policies to help keep employees focused on their jobs during the uncertainty that accompanies a change in control, to preserve benefits after a change in control transaction and to help us attract and retain key talent. We originally adopted these policies in 1994 and updated them in 2000. A change in control generally includes these events: (1) any person acquires 25% or more of our common shares or of voting securities, (2) a majority of our Directors are replaced,
(3) certain mergers, reorganizations, consolidations, or sales of our assets, subject to consummation or (4) shareholder approval of a liquidation or dissolution of the Company.

     -- SEVERANCE. We will pay the amount of severance that we would pay under the uniform severance policy in a lump sum to senior officers, including the named executives, if the officer's employment is terminated under certain conditions within two years after a change in control. These conditions include (1) a termination by us for any reason generally other than willful misconduct or conviction of a felony or (2) a termination by the officer for good reason. The officer would have good reason to terminate his or her employment if we impose a reduction in base salary or position, material reduction in the total value of annual incentive and long-term incentive award opportunities, certain relocations of the officer's workplace or duties materially inconsistent with prior duties. We refer to any of these employment terminations as a "Covered Termination."

     -- PRO RATA BONUS. If a Covered Termination occurs within two years after a change in control, we will pay participating officers, including the named executives, a bonus for part of the year in which termination occurs. We will base the amount of the pro rata bonus on the average of the prior two annual incentive awards.

     -- KEY EXECUTIVE LIFE. If a Covered Termination occurs within two years after a change in control, we will transfer to participating officers, including the named executives, policies under our U.S. Key Executive Life Insurance Plan. Each policy provides life insurance coverage equal to four times annual base salary up to a maximum of $1,500,000. The officers may retain the life insurance coverage or cash out any value in the policy.

     -- SUPPLEMENTAL RETIREMENT PLAN. We do not fund benefits under our Supplemental Retirement Plan. However, upon a change in control, we will fully fund benefits that participants have earned under the Supplemental Retirement Plan.

         If a Covered Termination occurs within one year after a change in control, we will provide senior officers, including the named executives, with an additional benefit under the Supplemental Retirement Plan. This benefit will equal the additional amount we would provide to the officers under the Retirement Plan if the officers had two additional years of service and age under that plan. If a Covered Termination occurs between one and two years after a change in control, we will use one additional year of service and age to calculate the additional benefits.

         If a Covered Termination occurs within one year after a change in control, we will add two years of service to participants' actual service when we determine whether profit sharing contributions we made to the Supplemental Retirement Plan have vested. If the termination occurs between one and two years after a change in control, we will add one year of service.

     -- DEFERRED COMPENSATION PROGRAMS. Upon a change in control, we will credit to participants' accounts under our U.S. deferred compensation programs (including the Pay for Performance Deferral Program) two years of interest based on the rate in effect for the year before the change in control. We will also pay out all balances in these plans.

     -- STOCK OPTIONS AND RESTRICTED SHARES. Stock option and restricted share awards that we issued to employees under our long-term incentive compensation plans will immediately vest upon a change in control. If an employee is terminated for reasons other than misconduct within two years after a change in control, the employee will have up to an additional 90 days from termination to exercise stock options granted on and after February 28, 2000.

     -- PORTFOLIO GRANTS. If a Covered Termination occurs within two years after a change in control, Portfolio Grant awards under these plans will immediately vest and we will pay a pro rata portion of the value of the awards.

     -- BENEFITS. We will continue for up to two years our subsidy of U.S.
        medical and dental benefits for employees who are terminated within two years after a change in control.

     -- EXCISE TAX GROSS UP. Current U.S. tax laws generally (1) do not allow companies to deduct from income certain compensation provided in connection with a change in control that exceeds specified limits and
        (2) impose a 20% excise tax on the individuals who receive such compensation. We generally will pay to members of senior management, including the named executives, an amount in cash if necessary to offset this excise tax.

    DEATH, DISABILITY AND RETIREMENT. These policies generally apply to stock options, restricted share awards and PGs that we issue to employees under our long-term incentive compensation plans, upon certain types of employment termination:

     -- DEATH OR DISABILITY. Upon death or disability, unvested stock options and restricted shares will fully vest and Portfolio Grants will vest pro rata. If a participant is age 60 or older with 10 or more years of service, all or a portion of the remaining value of Portfolio Grants will vest. Following death or disability, the holder (or the holder's estate) will have up to five years to exercise vested stock options.

     -- RETIREMENT. Upon retirement (meaning age 55 or older with 10 or more years of service), unvested restricted shares outstanding for more than two years will fully or partially vest. Portfolio Grants outstanding for more than one year will vest pro rata. If a participant is age 60 or older with 10 or more years of service, all or a portion of his or her unvested stock options, restricted shares and Portfolio Grants that the participant would have lost will also vest. Retirees may exercise vested stock options through the end of their original term.

                                CERTAIN TRANSACTIONS
--------------------------------------------------------------------------------

SERVICE BY DIRECTORS AND OFFICERS

    In the usual course of our business, we have transactions with many other firms, including financial institutions. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The directors and officers that serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

TRANSACTIONS BETWEEN THE COMPANY AND OUR DIRECTORS AND OFFICERS

    Our executive officers and Directors may take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. By way of example, American Express Centurion Bank may extend credit to our Directors and executive officers under their Optima(R) Cards or Blue from American Express(SM). Or, American Express Financial Advisors, Inc. may make margin loans to them in connection with securities transactions. Our executive officers and Directors may engage in similar transactions with other subsidiaries in 2002. All indebtedness from these transactions is in the ordinary course of our business and is substantially on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

    Our executive officers and Directors may also have transactions with us or our subsidiaries involving other goods and services, such as travel, insurance and investment services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our employees generally.

CERTAIN EMPLOYEES

    Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals consistent with our policies that apply to all employees.

STOCK PURCHASE ASSISTANCE PLAN

    Our Stock Purchase Assistance Plan (SPAP) was approved by shareholders in 1983, and provides full-recourse loans that help our senior officers purchase our common shares. It has these features:

     -- SPAP is available to about 150 senior officers, including the named executives. We may provide up to $30 million in loans under SPAP.

     -- These officers may use SPAP loans to pay the exercise price of stock options (as well as related taxes) or for buying common shares in the open market. Participants may borrow up to 300% of their base salary.

     -- Participants must pledge common shares as collateral under guidelines the Compensation and Benefits Committee sets from time to time. The guidelines currently require that the value of the collateral must equal at least 100% of the loan principal on the date we make the loan. SPAP loans are full recourse, meaning that we can seek to collect repayment of the loan from the participant if the participant defaults and the value of the collateral is not sufficient to repay the loan.

     -- Participants must repay SPAP loans in five years.

     -- Participants pay interest quarterly at a rate that is two percentage points below the prime lending rate of a major New York City bank. Consequently, SPAP loans presently bear interest at 2.75% per annum.

    During 2001 none of the named executives had any amounts outstanding under the SPAP loan program. For all of our executive officers, the maximum principal amount outstanding under SPAP during 2001 was $1.1 million and on February 28, 2002 this amount was $1.1 million.

TRANSACTIONS WITH SIGNIFICANT SHAREHOLDERS

    We have a number of ordinary course relationships with Berkshire Hathaway Inc. (Berkshire), FMR Corp., Davis Selected Advisers L.P. (Davis), their affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay our subsidiaries fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. Our subsidiaries also provide Corporate Card or travel services to some of these companies and these companies pay fees to these subsidiaries. We or our subsidiaries may engage in other commercial transactions with these companies and pay or receive fees in these transactions. In 1999 we entered into an agreement with Fidelity Brokerage Service, Inc., an affiliate of FMR that offers brokerage and related services. Under this agreement, Fidelity markets to its customers two Card products, the Fidelity American Express(R) Gold Card and the Fidelity American Express(R) Platinum Card that are linked to the customer's brokerage account. Fidelity pays all or part of the annual fees for these Cards. During the first half of 2001, we also continued our practice of purchasing our common shares in the open market through a number of brokerage firms, including Fidelity Capital Markets, a subsidiary of FMR. In 2001, one of our subsidiaries retained Davis to act as the sole sub-advisor to one of the mutual funds sponsored by the financial advisory services business of the Company. Davis is paid a fee for such services, the amount and terms of which are consistent with practices within the fund industry. Under the terms of its engagement, Davis is prohibited from making investments in the securities of the Company or any of its subsidiaries for the fund that it advises.

                   DIRECTORS AND OFFICERS LIABILITY INSURANCE
--------------------------------------------------------------------------------

    We have an insurance policy that provides coverage for Directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The directors and officers liability coverage provides that the insurance carriers will (1) reimburse us when we are legally allowed to indemnify our Directors and officers and (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot legally indemnify them. The fiduciary liability portion of the policy covers Directors and employees who serve as fiduciaries for our employee benefit plans. It covers losses from alleged breaches of fiduciary duty as defined in the Employee Retirement Income Security Act of 1974. Vigilant Insurance Company issued this policy, which is effective from November 30, 2000 to November 30, 2003. We expect to renew similar coverage at expiration. Gulf Insurance Company and a consortium of other insurers led by AIG provide excess coverage. We pay an annualized premium for these coverages of approximately $1,064,000.

    We also have a supplemental directors and officers liability insurance policy that covers additional losses in cases where we are not legally permitted to indemnify our Directors or officers. ACE Insurance Company Ltd. issued this policy which is effective November 30, 2000, to November 30, 2003. We expect to renew similar coverage at expiration. We pay an annualized premium for this policy of $147,200.

               REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION
                  OF PROXY PROPOSALS, NOMINATION OF DIRECTORS
                       AND OTHER BUSINESS OF SHAREHOLDERS
--------------------------------------------------------------------------------

    Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for the 2003 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November 15, 2002.

    Under our By-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

     -- Normally we must receive notice of a shareholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2002 Annual Meeting is held on schedule, we must receive notice pertaining to the 2003 Annual Meeting no earlier than December 21, 2002 and no later than January 22, 2003.

     -- However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

     -- If we hold a special meeting to elect Directors, we must receive a shareholder's notice of intention to introduce a nomination no later than ten days after the earlier of the date we first provide notice of the meeting or announce it publicly.

    A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

    The Board and our management have not received notice of and are not aware of any business to come before the Annual Meeting other than the items we refer to in this Proxy Statement. If any other matter comes before the Annual Meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

                                   *  *  *  *

    We have mailed our 2001 Annual Report to Shareholders in connection with this proxy solicitation. IF YOU WOULD LIKE A COPY OF OUR 2001 FORM 10-K, EXCLUDING CERTAIN EXHIBITS, PLEASE CONTACT STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, 90 HUDSON STREET, JERSEY CITY, NEW JERSEY 07302.

    Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 22, 2002 meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of American Express Company common stock ownership, such as a current brokerage statement, and an identification bearing a photograph. No cellular telephones or beepers will be allowed in the meeting room.

                                               /s/ KENNETH I. CHENAULT

                                                   KENNETH I. CHENAULT
                                           Chairman and Chief Executive Officer

                                                                       EXHIBIT A

                            AMERICAN EXPRESS COMPANY
                            AUDIT COMMITTEE CHARTER

AUDIT FUNCTIONS

    The Directors' Audit Committee (the "Committee") of American Express Company (the "Company") is responsible for assisting the Board of Directors (the "Board") in its oversight responsibilities relating to the Company's:
(i) financial reporting process, (ii) internal and external auditing,
(iii) internal controls and (iv) legal and regulatory compliance. The Company's outside auditor is ultimately accountable to the Board and the Audit Committee, which have ultimate authority over its selection, evaluation and replacement where appropriate. The Committee makes recommendations to the Board as to such matters.

    The Committee shall meet at least four times per year, or more frequently as circumstances require, and shall make regular reports to the Board on the Committee's activities.

    The Audit Committee shall be comprised of at least three (3) directors. The members of the Audit Committee shall be appointed by the Board and shall meet the independence and experience requirements of the New York Stock Exchange.

    In carrying out its responsibilities, the Committee:

     -- Reviews with management the Company's financial statements, including accounting principles, as applied, their quality, and significant assumptions, estimates and judgments used in the preparation of the financial statements;

     -- Reviews with management and the outside auditor the outside auditor's audit of the Company's financial statements, their report regarding significant findings and the adequacy of management's responses, any significant observations they may have, including with respect to the quality, not just acceptability, of the accounting principles used in the financial statements, and any other matters required to be communicated to the Committee by the outside auditor under generally accepted auditing standards;

     -- Recommends to the Board, based on certain reviews and discussions with management and the outside auditor, whether the financial statements should be included in the Company's Form 10-K Annual Report;

     -- Reviews with management and the outside auditor the Company's quarterly financial results prior to the public release of such results;

     -- Reviews the scope and fees of external audit and non-audit services performed by the outside auditor;

     -- Receives periodic reports from the outside auditor regarding the auditor's independence, discusses such reports with the auditor and evaluates the independence of the outside auditor, taking into account, among other things, the nature and amount of any non-audit or consulting services provided;

     -- Recommends to the Board the selection and, if appropriate, replacement of the outside auditor, including nominations proposed for shareholder approval;

     -- Reviews and concurs in the appointment or replacement of the Company's
        General Auditor;

     -- Reviews the scope of the internal auditors' plans and the results of their audits;

     -- Reviews and reassesses the adequacy of the Audit Committee charter at least annually, and recommends any changes to the Board for approval;

     -- Discusses with management, the internal auditor and the outside auditor the adequacy and effectiveness of internal controls;

     -- Reviews with management and the outside auditor (if appropriate) significant legal and regulatory exposures, including any regulatory inquiries or concerns regarding the Company's financial statements and accounting policies;

     -- Receives reports on the Company's Compliance program, including a review of the distribution of and compliance with the Company's Code of Conduct;

     -- Reviews with management and the outside auditor developments relating to significant accounting policies and standards, financial statement disclosures and auditor independence; and

     -- Considers such other matters as the Board or Committee deems appropriate.

    The Committee meets at least once each year privately (without management present) and separately with each of the General Auditor and outside auditor.

    The Committee is empowered to conduct its own investigations into issues related to its responsibilities and to retain legal, accounting or other experts or consultants to advise the Committee.

FINANCE AND RISK MANAGEMENT FUNCTIONS

    The Audit Committee shall have oversight of the investing of the Company's funds, review the parameters of the various portfolios and investment activities and consider strategies in view of expectations as to general economic and market conditions.

    The Audit Committee shall review with management on a regular basis the liquidity, capital needs and allocations of capital of the Company and its subsidiaries, review the Company's funding and risk management activities, consider the Company's external dividend policy, and be consulted, on a pre-fact basis where practical, on the financial aspects of major divestitures and acquisitions, major capital commitments, major borrowings, and on proposed issuances of equity and non-routine debt securities, whether privately or publicly distributed.

                                                                       EXHIBIT B

                            AMERICAN EXPRESS COMPANY
                        1998 INCENTIVE COMPENSATION PLAN
                          (as proposed to be amended)

    1. PURPOSE. The purpose of the 1998 Incentive Compensation Plan (the "Plan") is to promote shareholder value by providing appropriate incentives to employees of American Express Company (the "Company") and its affiliates and certain other individuals who perform services for the Company and its affiliates.

    2. ADMINISTRATION. The Plan shall be administered solely by the Compensation and Benefits Committee (the "Committee") of the Board of Directors (the "Board") of the Company, as such Committee is from time to time constituted, or any successor committee the Board may designate to administer the Plan. The Committee may delegate any of its powers and duties to appropriate officer(s) of the Company in accordance with guidelines established by the Committee from time to time.

    The Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority (except as may be delegated as permitted herein) to select the employees and other individuals to be granted awards under the Plan ("Awards"), to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States and to prescribe the form of the instruments embodying Awards made under the Plan. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations which it deems necessary or desirable for the administration of the Plan. The Committee (or its delegate as permitted herein) may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee (or its delegate as permitted herein) in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Committee may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Plan participants. No member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or as expressly provided by statute.

    3. PARTICIPATION. (a) AFFILIATES. If an Affiliate (as hereinafter defined) of the Company wishes to participate in the Plan and its participation shall have been approved by the Committee, the board of directors or other governing body of the Affiliate shall adopt a resolution in form and substance satisfactory to the Committee authorizing participation by the Affiliate in the Plan with respect to its employees or other individuals performing services for it. As used herein, the term "Affiliate" means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee in its discretion.

    An Affiliate participating in the Plan may cease to be a participating company at any time by action of the Board or by action of the board of directors or other governing body of such Affiliate, which latter action shall be effective not earlier than the date of delivery to the Secretary of the Company of a certified copy of a resolution of the Affiliate's board of directors or other governing body taking such action. If the participation in the Plan of an Affiliate shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except as may be approved by the Committee.

    (b) PARTICIPANTS. Consistent with the purposes of the Plan, the Committee shall have exclusive power (except as may be delegated as permitted herein) to select the employees and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan. Eligible individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion. No non-employee director of the Company or any of its Affiliates shall be eligible to receive an Award under the Plan.

    4. AWARDS UNDER THE PLAN. (a) TYPES OF AWARDS. Awards under the Plan may include one or more of the following types, either alone or in any combination thereof: (i) "Stock Options," (ii) "Stock Appreciation Rights,"
(iii) "Restricted Stock," (iv) "Performance Grants" and (v) any Award providing benefits similar to (i) through (iv) designed to meet the requirements of non-US jurisdictions. Stock Options, which include "Nonqualified Stock Options" and "Incentive Stock Options" or combinations thereof, are rights to purchase common shares of the Company having a par value of $.60 per share and stock of any other class into which such shares may thereafter be changed (the "Common Shares"). Nonqualified Stock Options and Incentive Stock Options are subject to the terms, conditions and restrictions specified in Paragraph 5. Stock Appreciation Rights are rights to receive (without payment to the Company) cash, Common Shares, other Company securities (which may include, but need not be limited to, any equity or debt security of the Company or an Affiliate, or any combination thereof ("Other Company Securities")) or property, or other forms of payment, or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Common Shares specified in the Stock Appreciation Right. Stock Appreciation Rights are subject to the terms, conditions and restrictions specified in Paragraph 6. Shares of Restricted Stock are Common Shares which are issued subject to certain restrictions pursuant to Paragraph 7.

    Performance Grants are contingent awards subject to the terms, conditions and restrictions described in Paragraph 8, pursuant to which the participant may become entitled to receive cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee.

    (b) MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED. The maximum number of Common Shares and other equity securities of the Company that may be issued under the Plan is 170,000,000, plus the number of shares remaining available for new awards under the 1989 Plan on April 27, 1998, which number will not exceed 53,910,000. In addition, commencing April 27, 1998, Common Shares or other equity securities of the Company subject to awards outstanding under the 1989 Plan or granted under the 1998 Plan which are recovered or not issued by the Company will be available for issuance under the 1998 Plan, as follows:
(i) shares related to Awards issued under the 1998 Plan or the 1989 Plan that are forfeited, terminated, canceled, acquired by the Company or expire unexercised; (ii) shares surrendered or withheld to pay the exercise price of Awards issued under the 1998 Plan or the 1989 Plan or to satisfy the tax withholding obligations under these Awards; and (iii) shares originally linked to Awards that are actually settled in cash or consideration other than Common Shares or other equity securities. Limits on the number of Restricted Stock Award grants are described in Paragraph 7(d).

    For purposes of counting shares against the share reserve under the 1998 Plan on the date of grant, Awards denominated solely in common shares (such as Stock Options and Restricted Stock) and other Awards or securities that may be exercised for or convertible into common shares will be counted against the 1998 Plan reserve on the date of grant of the Award based on the maximum number of shares underlying the Award, as determined by the Committee. Equity securities other than Common Shares issued pursuant to the 1998 Plan which are not exercisable for or convertible into Common Shares will be counted based on the number of shares issued. Common Shares and other equity securities of the Company issued pursuant to the Plan may be either authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

    (c) RIGHTS WITH RESPECT TO COMMON SHARES AND OTHER SECURITIES.

        (i) Unless otherwise determined by the Committee in its discretion, a participant to whom an Award of Restricted Stock has been made (and any person succeeding to such a participant's rights pursuant to the Plan) shall have, after issuance of a certificate or the entry on behalf of a participant of an uncertificated book position on the records of the Company's transfer agent and registrar for the number of Common Shares awarded and prior to the expiration of the Restricted Period or the earlier cancellation or repurchase of such Common Shares as herein provided, ownership of such Common Shares, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such Common Shares (provided that such Common Shares, and any new, additional or different shares, or Other Company Securities or property, or other forms of consideration which the participant may be entitled to receive with respect to such Common Shares as a result of a stock split, stock dividend or any other change in the corporate or capital structure of the Company, shall be subject to the restrictions hereinafter described as determined by the Committee in its discretion), subject, however, to the options, restrictions and limitations imposed thereon pursuant to the Plan. Notwithstanding the foregoing, a participant with whom an Award agreement is made to issue Common Shares in the future shall have no rights as a shareholder with respect to Common Shares related to such agreement until the book entry is made, or the certificate is issued on his behalf.

        (ii) Unless otherwise determined by the Committee in its discretion, a participant to whom a grant of Stock Options, Stock Appreciation Rights, Performance Grants or any other Award is made (and any person succeeding to such a participant's rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or the entry on his behalf of an uncertificated book position on the records of the Company's transfer agent and registrar for such Common Shares or other instrument of ownership, if any. Except as provided in Paragraph 16, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

        (iii) The Committee may, in its discretion, subject any Award and the economic value derived by a participant therefrom, to forfeiture by the participant upon the occurrence of certain events as determined by the Committee.

    5. STOCK OPTIONS. The Committee may grant Stock Options either alone, or in conjunction with Stock Appreciation Rights, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. The Committee may grant Incentive Stock Options to any employee provided the terms of such grants comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, and the regulations thereunder, and that any ambiguities in construction shall be interpreted in order to effectuate that intent. Each Stock Option (referred to herein as an 'Option') granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

    (a) The option price shall be equal to or greater than the fair market value of the Common Shares subject to such Option at the time the Option is granted, as determined by the Committee; but in no event will such option price be less than the par value of such Common Shares. The Committee in its discretion shall establish the expiration date of an Option provided that, except as provided in Subparagraph (c)(iii)(B) below, in no event shall the expiration date be later than ten years from the date of grant of the Option.

    (b) The Committee shall determine the number of Common Shares to be subject to each Option. The number of Common Shares subject to an outstanding Option may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Option are used to calculate the cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, received pursuant to exercise of a Stock Appreciation Right attached to such Option, or to the extent that any other Award granted in conjunction with such Option is paid.

    (c) The Option shall not be exercisable:

        (i) for at least six months after the date of grant, except as the Committee may otherwise determine in the event of death, disability, retirement or in connection with a corporate transaction, which includes but is not limited to a change in control of the Company, a divestiture, spin-off, split-off, asset transfer, outsourcing or joint venture formation, (each, a "Defined Event"), and only at such times and in such installments as the Committee may establish;

        (ii) unless payment in full for the shares being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to (A) cash, (B) Common Shares,
    (C) if permitted by the Committee, by authorizing a third party to sell, on behalf of the participant, the appropriate number of Common Shares otherwise issuable to the participant upon the exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise, or (D) any combination thereof; and

        (iii) unless the participant has been, at all times during the period beginning with the date of the grant of the Option and ending on the date of such exercise, employed by (in the case of an Incentive Stock Option) or otherwise performing services for the Company or an Affiliate, or a corporation, or a parent or subsidiary of a corporation, substituting or assuming the Option in a transaction to which Section 424(a) of the Code or any successor statutory provision thereto, is applicable, except that

           (A) in the case of any Nonqualified Stock Option, if such person shall cease to be employed by or otherwise performing services for the Company or an Affiliate solely by reason of a period of Related Employment, he may, during such period of Related Employment, exercise the Nonqualified Stock Option as if he continued such employment or performance of service; or

           (B) the Committee may establish, in its discretion, the extent to which a person may continue to exercise an Option, which has not expired and has not been fully exercised, in the event he terminates employment or the performance of services by reason of a Defined Event; and in the event of death, the Committee may provide a decedent's executors, heirs or distributors a minimum period to exercise an Option with respect to any shares as to which the decedent could have exercised the Option at the time of his death, or such greater amount as the Committee may determine, which period may extend beyond the original expiration date of the Option.

    (d) The Committee has the discretion to grant Options at any time it deems appropriate including the discretion to grant or provide for the automatic grant of an Option to restore the number of Common Shares a participant tendered or had withheld to pay, or the share equivalency of the cash tendered to pay, the exercise price or tax withholding obligation upon the exercise of an outstanding Option.

    6. STOCK APPRECIATION RIGHTS. The Committee may grant Stock Appreciation Rights either alone, or in conjunction with Stock Options, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. Each Award of Stock Appreciation Rights granted under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Award of Stock Appreciation Rights or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish:

    (a) The Committee shall determine the number of Common Shares to be subject to each Award of Stock Appreciation Rights. The number of Common Shares subject to an outstanding Award of Stock Appreciation Rights may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Shares under such Award of Stock Appreciation Rights are used to calculate the cash, Common Shares, Other Company Securities or property or other forms of payment, or any combination thereof, received pursuant to exercise of an Option attached to such Award of Stock Appreciation Rights, or to the extent that any other Award granted in conjunction with such Award of Stock Appreciation Rights is paid.

    (b) The Award of Stock Appreciation Rights shall not be exercisable for at least six months after the date of grant except as the Committee may otherwise determine in the event of a Defined Event.

    (c) The Award of Stock Appreciation Rights shall not be exercisable:

        (i) unless the Option or other Award to which the Award of Stock Appreciation Rights is attached is at the time exercisable; and

        (ii) unless the person exercising the Award of Stock Appreciation Rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for the Company or an Affiliate, except that

           (A) in the case of any Award of Stock Appreciation Rights (other than those attached to an Incentive Stock Option), if such person shall cease to be employed by or otherwise performing services for the Company or an Affiliate solely by reason of a period of Related Employment as defined in Paragraph 14, he may, during such period of Related Employment, exercise the Award of Stock Appreciation Rights as if he continued such employment or performance of services; or

           (B) the Committee shall establish, in its discretion, the extent to which a person may continue to exercise an Award of Stock Appreciation Rights, which has not expired and has not been fully exercised, in the event he terminates employment or the performance of services by reason of a Defined Event; provided, that in the event of death, the Committee may provide his executors, heirs or distributors a minimum period to exercise an Award of Stock Appreciation Rights with respect to any shares as to which the decedent could have exercised the Award of Stock Appreciation Rights, or such greater amount as the Committee may determine, which period may extend beyond the original expiration date of the underlying Option.

    (d) An Award of Stock Appreciation Rights shall entitle the holder (or any person entitled to act under the provisions of subparagraph 6(c)(ii)(B) hereof) to exercise such Award or to surrender unexercised the Option (or other Award) to which the Stock Appreciation Right is attached (or any portion of such Option or other Award) to the Company and to receive from the Company in exchange therefor, without payment to the Company, that number of Common Shares having an aggregate value equal to (or, in the discretion of the Committee, less than) the excess of the fair market value of one share, at the time of such exercise, over the exercise price (or Option Price, as the case may be) per share, times the number of shares subject to the Award or the Option (or other Award), or portion thereof, which is so exercised or surrendered, as the case may be. The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or Other Company Securities or property, or other forms of payment, or any combination thereof, as determined by the Committee, equal to the aggregate value of the Common Shares it would otherwise be obligated to deliver. Any such election by the Committee shall be made as soon as practicable after the receipt by the Committee of written notice of the exercise of the Stock Appreciation Right. The value of a Common Share, Other Company Securities or property, or other forms of payment determined by the Committee for this purpose shall be the fair market value thereof on the last business day next preceding the date of the election to exercise the Stock Appreciation Right, unless the Committee, in its discretion, determines otherwise.

    (e) A Stock Appreciation Right may provide that it shall be deemed to have been exercised at the close of business on the business day preceding the expiration date of the Stock Appreciation Right or of the related Option (or other Award), or such other date as specified by the Committee, if at such time such Stock Appreciation Right has a positive value. Such deemed exercise shall be settled or paid in the same manner as a regular exercise thereof as provided in subparagraph 6(d) hereof.

    (f) No fractional shares may be delivered under this Paragraph 6, but in lieu thereof a cash or other adjustment shall be made as determined by the Committee in its discretion.

    7. RESTRICTED STOCK. Each Award of Restricted Stock under the Plan shall be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish:

    (a) The Committee shall determine the number of Common Shares to be issued to a participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration, or both.

    (b) Common Shares issued to a participant in accordance with the Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Committee, for such period as the Committee shall determine, from the date on which the Award is granted (the "Restricted Period"). The Company will have the option to cancel or repurchase the shares subject to the Award at such price, if any, as the Committee shall have fixed, in its discretion, when the Award was made or amended thereafter, which option will be exercisable on such terms, in such manner and during such period as shall be determined by the Committee when the Award is made or as amended thereafter. Common Shares may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company's transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such Common Shares which shall be evidenced in the manner permitted by law as determined by the Committee in its discretion. Any attempt to dispose of any such Common Shares in contravention of the foregoing repurchase or cancellation option and other restrictions shall be null and void and without effect. If Common Shares issued pursuant to a Restricted Stock Award shall be repurchased or canceled pursuant to the option described above, the participant, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Company any certificates for the Common Shares awarded to the participant, accompanied by such instrument of transfer, if any, as may reasonably be required by the Secretary of the Company. If the option described above is not exercised by the Company, either by the terms of the Award or action by the Company, such option and the restrictions imposed pursuant to the first sentence of this subparagraph 7(b) shall terminate and be of no further force and effect.

    (c) The vesting of a Restricted Stock Award may be conditioned upon the attainment of specific performance objectives as the Committee may determine, including but not limited to such performance objectives described in subparagraph 8(b). The Restricted Period shall be for a minimum of three years except as the Committee may determine in the event of a Defined Event, a participant's promotion, or Restricted Stock Awards issued to any employee newly employed by the Company or issued subject to performance objectives, or as payment pursuant to a Performance Grant or Qualifying Award.

    (d) No more than 31,782,000 of the Common Shares that may be issued under the Plan may be granted as Restricted Stock Awards, and no more than an additional 15,891,000 may be granted as Restricted Stock Awards subject to performance objectives as described above. Restricted Stock Awards repurchased or canceled by the Company pursuant to subparagraph 7(b) shall again become available for issuance pursuant to these limitations.

    8. PERFORMANCE GRANTS. The Award of a Performance Grant ("Performance Grant") to a participant will entitle the participant to receive a specified amount determined by the Committee (the "Actual Value"), if the terms and conditions specified herein and in the Awards are satisfied. Each Award of a Performance Grant shall be subject to the following terms and conditions, and to such other terms and conditions, including but not limited to, restrictions upon any cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof, issued in respect of the Performance Grant, as the Committee, in its discretion, shall establish, and shall be embodied in an instrument in such form and substance as is determined by the Committee:

    (a) The Committee shall determine the value or range of values of a Performance Grant to be awarded to each participant selected for an Award and whether or not such a Performance Grant is granted in conjunction with an Award of Options, Stock Appreciation Rights, Restricted Stock or other Award, or any combination thereof, under the Plan (which may include, but need not be limited to, deferred Awards) concurrently or subsequently granted to the participant (the "Associated Award"). As determined by the Committee, the maximum value of each Performance Grant (the "Maximum Value") shall be: (i) an amount fixed by the Committee at the time the Award is made or amended thereafter, (ii) an amount which varies from time to time based in whole or in part on the then current value of a Common Share, Other Company Securities or property, or other securities or property, or any combination thereof or (iii) an amount that is determinable from criteria specified by the Committee. Performance Grants may be issued in different classes or series having different names, terms and conditions. In the case of a Performance Grant awarded in conjunction with an Associated Award, the Performance Grant may be reduced on an appropriate basis to the extent that the Associated Award has been exercised, paid to or otherwise received by the participant, as determined by the Committee.

    (b) The award period ("Award Period") in respect of any Performance Grant shall be a period determined by the Committee. At the time each Award is made, the Committee shall establish performance objectives to be attained within the Award Period as the means of determining the Actual Value of such a Performance Grant. The performance objectives shall be based on such measure or measures of performance, which may include, but need not be limited to, the performance of the participant, the Company, one or more of its subsidiaries or one or more of their divisions or units, or any combination of the foregoing, as the Committee shall determine, and may be applied on an absolute basis or be relative to industry or other indices, or any combination thereof. The Actual Value of a Performance Grant shall be equal to its Maximum Value only if the performance objectives are attained in full, but the Committee shall specify the manner in which the Actual Value of Performance Grants shall be determined if the performance objectives are met in part. Such performance measures, the Actual Value or the Maximum Value, or any combination thereof, may be adjusted in any manner by the Committee in its discretion at any time and from time to time during or as soon as practicable after the Award Period, if it determines that such performance measures, the Actual Value or the Maximum Value, or any combination thereof, are not appropriate under the circumstances.

    (c) The rights of a participant in Performance Grants awarded to him shall be provisional and may be canceled or paid in whole or in part, all as determined by the Committee.

    (d) The Committee shall determine whether the conditions of subparagraph 8(b) or 8(c) hereof have been met and, if so, shall ascertain the Actual Value of the Performance Grants. If the Performance Grants have no Actual Value, the Award and such Performance Grants shall be deemed to have been canceled and the Associated Award, if any, may be canceled or permitted to continue in effect in accordance with its terms. If the Performance Grants have an Actual Value and:

        (i) were not awarded in conjunction with an Associated Award, the Committee shall cause an amount equal to the Actual Value of the Performance Grants earned by the participant to be paid to him or his beneficiary as provided below; or

        (ii) were awarded in conjunction with an Associated Award, the Committee shall determine, in accordance with criteria specified by the Committee
    (A) to cancel the Performance Grants, in which event no amount in respect thereof shall be paid to the participant or his beneficiary, and the Associated Award may be permitted to continue in effect in accordance with its terms, (B) to pay the Actual Value of the Performance Grants to the participant or his beneficiary as provided below, in which event the Associated Award may be canceled or (C) to pay to the participant or his beneficiary as provided below, the Actual Value of only a portion of the Performance Grants, in which event all or a portion of the Associated Award may be permitted to continue in effect in accordance with its terms or be canceled, as determined by the Committee.

    Such determination by the Committee shall be made as promptly as practicable following the end of the Award Period or upon the earlier termination of employment or performance of services, or at such other time or times as the Committee shall determine, and shall be made pursuant to criteria specified by the Committee.

    Payment of any amount in respect of the Performance Grants which the Committee determines to pay as provided above shall be made by the Company, as promptly as practicable after the end of the Award Period or at such other time or times as the Committee shall determine, and may be made in cash, Common Shares, Other Company Securities or property, or other forms of payment, or any combination thereof or in such other manner, as determined by the Committee in its discretion. Notwithstanding anything in this Paragraph 8 to the contrary, the Committee may, in its discretion, determine and pay out the Actual Value of the Performance Grants at any time during the Award Period, including but not limited to, upon a Defined Event.

    9. DEFERRAL OF COMPENSATION. The Committee shall determine whether or not an Award shall be made in conjunction with deferral of the participant's salary, bonus or other compensation, or any combination thereof, and whether or not such deferred amounts may be

    (a) forfeited to the Company or to other participants, or any combination thereof, under certain circumstances (which may include, but need not be limited to, certain types of termination of employment or performance of services for the Company and its Affiliates),

    (b) credited with income equivalents (which may include, but need not be limited to, interest, dividends or other rates of return) until the date or dates of payment of the Award, if any,

    (c) subject to increase or decrease in value based upon the attainment of or failure to attain, respectively, certain performance measures and/or

    (d) any other terms and conditions the Committee deems necessary.

    10. QUALIFYING AWARDS. The Committee may, in its sole discretion, grant an Award (a "Qualifying Award") to any key employee with the intent that such Award qualifies as "performance-based compensation" under Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder ("Section 162(m)"). The provisions of this Paragraph 10 as well as all other applicable provisions of the Plan not inconsistent with this Paragraph 10 shall apply to all Qualifying Awards issued under the Plan, and any ambiguities in construction shall be interpreted to effectuate that intent. Qualifying Awards shall be of the type set forth in subparagraph (a) or (b) below.

    (a) Qualifying Awards may be issued as Stock Options and Stock Appreciation Rights. Commencing with calendar year 1998, the number of Common Shares underlying all Options and Stock Appreciation Rights that may be granted to any participant within any three consecutive calendar years shall be limited to 9,000,000 (inclusive of Options or Stock Appreciation Rights granted under the 1989 Plan during 1998), subject to adjustment as provided in Paragraph 16. The foregoing limitation shall be subject to the limitation set forth in Paragraph 4(b).

    (b)(i) Qualifying Awards (other than Stock Options and Stock Appreciation Rights) may be issued as Performance Grants and any other Award whose payment is conditioned upon the achievement of the performance objectives described in this subparagraph. Amounts earned under such Awards shall be based upon the attainment of performance objectives established by the Committee in accordance with Section 162(m). Such performance objectives may vary by participant and by Award and shall be based upon the attainment of specific amounts of, or changes in one or more of the following: revenues, earnings, shareholders' equity, return on equity, assets, return on assets, capital, return on capital, book value, economic value added, operating margins, cash flow, shareholder return, expenses or market share. The Committee may provide that in measuring the achievement of the performance objectives, an Award may include or exclude items such as realized investment gains and losses, extraordinary, unusual or non-recurring items, asset write-downs, effects of accounting charges, currency fluctuations, acquisitions, divestitures, reserve-strengthening and other non-operating items. The foregoing objectives may be applicable to the Company as a whole, one or more of its subsidiaries, divisions, business units or business lines, or any combination of the foregoing, and may be applied on an absolute basis or be relative to other companies, industries or indices or be based upon any combination of the foregoing. In addition to the performance objectives, the Committee may also condition payment of any such Award upon the attainment of conditions, such as completion of a period of service, notwithstanding that the performance objective or objectives specified in the Award are satisfied. The Committee shall have the discretion, by participant and by Award, to reduce (but not to increase) some or all of the amount that would otherwise be payable under the Award by reason of the satisfaction of the performance objectives set forth in the Award. In making any such determination, the Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance.

    (ii) Under all Awards granted pursuant to this subparagraph (b), in any one calendar year: (A) no participant may be paid cash, Common Shares, Other Company Securities or other property (other than shares of Restricted Stock) or any combination of the foregoing with a value (as determined by the Committee) in excess of $6.5 million and (B) in addition, no participant may receive more than 300,000 shares of Restricted Stock, subject to adjustment to the extent provided in Paragraph 16. For purposes of the foregoing sentence, the calendar year or years in which amounts under Qualifying Awards are deemed paid or received shall be as determined by the Committee.

    11. PAYMENT OF AWARDS. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of Common Shares or Other Company Securities, the granting of Awards or a combination thereof. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such terms, rules and procedures as the Committee may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Common Share equivalents.

    12. AMENDMENT OF THE PLAN OR AWARDS. The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems, provided however, that no amendment may be made without shareholder approval if such amendment (a) would increase the number of shares available for grant specified in Paragraphs 4(b) or 10, (b) would decrease the minimum Option exercise price set forth in Paragraph 5(a) (other than changes made pursuant to Paragraph 16 hereof), (c) reduce the minimum vesting periods set forth in Paragraphs 5(c)(i), 6(b) or 7(c) or (iv) would, in the absence of shareholder approval, adversely affect compliance of the Plan with applicable laws, rules and regulations. No such amendment shall adversely affect in a material manner any right of a participant under the Award without his written consent, unless the Committee determines in its discretion that there have occurred or are about to occur significant changes in the participant's position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its discretion to have or to be expected to have a significant effect on the performance of the Company, or any subsidiary, affiliate, division or department thereof, on the Plan or on any Award under the Plan. Any shareholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law.

    13. DISABILITY. For the purposes of this Plan, a participant shall be deemed to have terminated his employment or performance of services for the Company and its Affiliates by reason of disability, if the Committee shall determine that the physical or mental condition of the participant by reason of which such employment or performance of services terminated was such at that time as would entitle him to payment of monthly disability benefits under the Company's Long Term Disability Benefit Plan, or, if the participant is not eligible for benefits under such plan, under any similar disability plan of the Company or an Affiliate in which he is a participant. If the participant is not eligible for benefits under any disability plan of the Company or an Affiliate, he shall be deemed to have terminated such employment or performance of services by reason of disability if the Committee shall determine that his physical or mental condition would entitle him to benefits under the Company's Long Term Disability Benefit Plan if he were eligible therefor. Notwithstanding the above, the Committee may determine a participant's disability based upon any other criteria specified by the Committee.

    14. TERMINATION OF A PARTICIPANT. For all purposes under the Plan, the Committee shall determine whether a participant has terminated employment by or the performance of services for the Company and its Affiliates; provided, however, that transfers between the Company and an Affiliate or between Affiliates, and approved leaves of absence shall not be deemed such a termination.

    15. RELATED EMPLOYMENT. For the purposes of this Plan, Related Employment shall mean the employment or performance of services by an individual for an employer that is neither the Company nor an Affiliate, provided that (a) such employment or performance of services is undertaken by the individual at the request of the Company or an Affiliate, (b) immediately prior to undertaking such employment or performance of services, the individual was employed by or performing services for the Company or an Affiliate or was engaged in Related Employment as herein defined and (c) such employment or performance of services is in the best interests of the Company and is recognized by the Committee, in its discretion, as Related Employment for purposes of this Paragraph 15. The death or disability of an individual during a period of Related Employment as herein defined shall be treated, for purposes of this Plan, as if the death or onset of disability had occurred while the individual was employed by or performing services for the Company or an Affiliate.

    16. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding Common Shares of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, if the Committee shall determine, in its discretion, that such change equitably requires an adjustment in the terms of any Award or the maximum number of Common Shares that may be issued as Awards pursuant to the Plan, such adjustment may be made by the Committee and shall be final, conclusive and binding for all purposes of the Plan. The Committee may also provide for the adjustment and settlement of outstanding Awards as it deems appropriate and consistent with the Plan's purpose in the event of a "change in control" of the Company, as that term is defined in the Company's Senior Executive Severance Plan.

    17. DESIGNATION OF BENEFICIARY BY PARTICIPANT. A participant may name a beneficiary to receive any payment in which he may be entitled in respect of any Award under the Plan in the event of his death, on a written form to be provided by and filed with the Secretary, and in a manner determined by the Committee in its discretion. The Committee reserves the right to review and approve beneficiary designations. A participant may change his beneficiary from time to time in the same manner, unless such participant has made an irrevocable designation. Any designation of beneficiary under the Plan (to the extent it is valid and enforceable under the applicable law) shall be controlling over any other disposition, testamentary, or otherwise, as determined by the Committee in its discretion. If no designated beneficiary survives the participant and is living on the date on which any amount becomes payable to such participant's beneficiary, such payment will be made to the legal representatives of the participant's estate, and the term "beneficiary" as used in the Plan shall be deemed to include such person or persons. If there is any question as to the legal right of any beneficiary to receive a distribution under the Plan, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of the estate of the participant, in which event the Company, the Board and the Committee and the members thereof will have no further liability to anyone with respect to such amount.

    18. FINANCIAL ASSISTANCE. If the Committee determines that such action is advisable, the Company may assist any person to whom an Award has been granted in obtaining financing from the Company under the American Express 1983 Stock Purchase Assistance Plan (or other program of the Company, or one of its Affiliates approved pursuant to applicable law), or from a bank or other third party, on such terms as are determined by the Committee, and in such amount as is required to accomplish the purposes of the Plan, including, but not limited to, to permit the exercise of an Award, the participation therein, and/or the payment of any taxes in respect thereof. Such assistance may take any form that the Committee deems appropriate, including, but not limited to, a direct loan from the Company or an Affiliate, a guarantee of the obligation by the Company or an Affiliate, or the maintenance by the Company or an Affiliate of deposits with such bank or third party.

    19. MISCELLANEOUS PROVISIONS. (a) No employee or other person shall have any claim or right to be granted an Award under the Plan. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any participant at any time and for any reason is specifically reserved.

    (b) No participant or other person shall have any right with respect to the Plan, the Common Shares reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

    (c) Except as may be approved by the Committee, an Award or a participant's rights and interest under the Plan may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. Not by way of limitation, the Committee may allow for a participant to transfer an Award to one or more members of his immediate family, to a partnership of which the only partners are members of the participant's immediate family, or to a trust established by the participant for the benefit of one or more members of his immediate family.

    (d) No Common Shares, Other Company Securities or property, other securities or property, or other forms of payment shall be issued hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.

    (e) The Company and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the participant (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Shares, Other Company Securities or property, other securities or property, or other forms of payment, that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

    (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards shall be no greater than the rights of the Company's general creditors.

    (g) By accepting any Award or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

    (h) Fair market value in relation to Common Shares, Other Company Securities or property, other securities or property or other forms of payment of Awards under the Plan, or any combination thereof, as of any specific time shall mean such value as determined by the Committee in accordance with applicable law.

    (i) The masculine pronoun includes the feminine and the singular includes the plural wherever appropriate.

    (j) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Awards hereunder or any Common Shares issued pursuant hereto as may be required by Section 13 or 15(d) of the Exchange Act (or any successor provision) or any other applicable statute, rule or regulation.

    (k) The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

    20. PLAN TERMINATION. The Plan may be suspended in whole or in part at any time and from time to time by the Board. This Plan shall terminate upon the earlier of the following dates or events to occur:

    (a) upon the adoption of a resolution of the Board terminating the Plan; or

    (b) ten years from the date the Plan is initially approved and adopted by the shareholders of the Company in accordance with Paragraph 21 hereof, provided, however, that the Board may, prior to the expiration of such ten-year period, extend the term of the Plan for an additional period of up to five years for the grant of Awards other than Incentive Stock Options. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Paragraph 12.

    21. SHAREHOLDER ADOPTION. The Plan shall be submitted to the shareholders of the Company for their approval and adoption at a meeting to be held on or before April 27, 1998, or at any adjournment thereof. The Plan shall not be effective and no Award shall be made hereunder unless and until the Plan has been so approved and adopted. The shareholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held by vote taken in the manner required by the laws of the State of New York.

                                                                      Appendix I

--------------------------------------------------------------------------------
                           AMERICAN EXPRESS COMPANY


[LOGO]         Proxy Solicited on Behalf of the Board of Directors
                      for Annual Meeting on April 22, 2002

P         The undersigned hereby appoints Gary L. Crittenden, Stephen P. Norman and Louise M. Parent, or any of them, proxies or proxy, with full power of
R substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders
O to be held at Lincoln Center for the Performing Arts in the Samuel B. and David Rose Building, 10th Floor, 165 West 65th Street, New York, New York,
X on April 22, 2002 at 10:00 A.M., Eastern Time, and at any adjournment(s) of the Meeting, as indicated on the reverse side of this proxy card with
Y respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the meeting or any adjournment(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

                 PLEASE NOTE ANY COMMENTS OR ADDRESS CHANGE HERE

                 -----------------------------------------------

                 -----------------------------------------------

                 -----------------------------------------------

                 -----------------------------------------------
    (If you have written comments or a change of address in the space above, please mark the corresponding box on the reverse side of this card.)

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by Internet or by telephone: simply follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, just mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

              (continued and to be dated and signed on other side)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

NOTICE TO EMPLOYEES PARTICIPATING IN THE AMERICAN EXPRESS INCENTIVE SAVINGS PLAN, THE EMPLOYEE STOCK OWNERSHIP PLAN OF AMEX CANADA, INC., OR THE AEFA STOCK PURCHASE PROGRAM:

This proxy card indicates the approximate number of whole shares credited to your account in one or more of the Plans named above as of February 19, 2002.

These shares will be voted as you instruct if your proxy card, telephone, or Internet voting instructions are received on or before April 16, 2002, by Mellon Investor Services LLC, which is acting on behalf of the Trustees of these three Plans.

If Mellon Investor Services LLC does NOT receive your voting instructions by April 16, 2002, the following conditions will apply: the ISP Trustee will vote your Plan shares in the same proportion as it votes all other shares in the Plan for which it has received timely voting instructions; the Trustees of the ESOP of Amex Canada and the AEFA Stock Purchase Program will not vote your shares.


--------------------------------------------------------------------------------

This proxy, when properly executed, will be voted in the manner indicated by the undersigned shareholder. If no voting instructions are indicated, this proxy will be voted FOR Items 1, 2 and 3 and AGAINST Item 4.

                                                       Please mark       |X|
                                                       your votes as
                                                       indicated in
                                                       this example

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Items 1, 2 and 3 and AGAINST Item 4.
--------------------------------------------------------------------------------

Item 1 - Election of            FOR                WITHHOLD
         Directors.             ALL                FROM ALL
                              NOMINEES             NOMINEES

                                [ ]                  [ ]

Nominees:
(01) D.F. Akerson             (02) E.L. Artzt               (03) C.Barshefsky
(04  W.G. Bowen               (05) K.I. Chenault            (06) P.R. Dolan
(07) F.R. Johnson             (08) V.E. Jordan, Jr.         (09) J.Leschly
(10) R.A. McGinn              (11) F.P. Popoff

FOR the slate, except vote WITHHELD from the following nominee(s):

--------------------------------------------------------------------------------

Item 2 - Proposal to ratify selection of Ernst & Young LLP as Independent Auditors.

          FOR         AGAINST        ABSTAIN

          [ ]           [ ]            [ ]

Item 3 - Proposal to amend the 1998 Incentive Compensation Plan to authorize additional shares and permit the Company to continue the deduction for tax purposes of certain compensation under the Plan.

          FOR         AGAINST        ABSTAIN

          [ ]           [ ]            [ ]

Item 4 - Shareholder proposal relating to rotating the site of the Company's annual meeting.

          FOR         AGAINST        ABSTAIN

          [ ]           [ ]            [ ]

I consent to view all future Proxy Statements and Annual Reports online; please do not mail paper copies to me. [ ]

COMMENTS/ADDRESS CHANGE - Please mark [ ] this box if you have written comments/address change on the reverse side.

Signature_____________________  Signature____________________
Date_____________

NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                     VOTE BY INTERNET OR TELEPHONE OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

      INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 4PM EASTERN TIME
         ON TUESDAY, APRIL 16, 2002 FOR SHARES HELD IN EMPLOYEE PLANS
 AND THROUGH 4PM EASTERN TIME ON FRIDAY, APRIL 19, 2002 FOR ALL OTHER SHARES.

        Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,
                     signed and returned your proxy card.

--------------------------------------------------------------------------------
                                   Internet
                        http://www.proxyvoting.com/axp

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
--------------------------------------------------------------------------------

                                      OR

--------------------------------------------------------------------------------
                                   Telephone
                                1-800-840-1208

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
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                                      OR

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                                     Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
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          IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO
                    NOT NEED TO MAIL BACK YOUR PROXY CARD.

You can view the Annual Report and Proxy Statement on the Internet at www.onlineproxy.com/amex
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